Exhibit 10.1

CREDIT AGREEMENT

by and among

AVID TECHNOLOGY, INC.
AVID TECHNOLOGY INTERNATIONAL B.V.,
as Borrowers

PINNACLE SYSTEMS, INC.
AVID GENERAL PARTNER B.V.,
as Guarantors

THE LENDERS THAT ARE SIGNATORIES HERETO,
as the Lenders

and

WELLS FARGO CAPITAL FINANCE, LLC,
as the Agent

Dated: October 1, 2010

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION.		1
	1.1	Definitions	1
	1.2	Accounting Terms	1
	1.3	Code	2
	1.4	Construction	3
	1.5	Schedules and Exhibits	3
2.	LOANS AND TERMS OF PAYMENT.		3
	2.1	Revolver Advances	3
	2.2	Borrowing Procedures and Settlements	5
	2.3	Payments; Reduction of Commitments; Prepayments	11
	2.4	Overadvances	17
	2.5	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	17
	2.6	Crediting Payments	19
	2.7	Designated Account	19
	2.8	Maintenance of Loan Account; Statements of Obligations	19
	2.9	Fees	19
	2.10	Letters of Credit	20
	2.11	LIBOR Option	24
	2.12	Capital Requirements	26
	2.13	Joint and Several Liability	27
	2.14	Interrelated Businesses	28
	2.15	Appointment of Administrative Loan Party as Agent for Requesting Advances and Letters of Credit and Receipts of Advances and Statements and Receipts and Sending of Notices	28
3.	CONDITIONS; TERM OF AGREEMENT		29
	3.1	Conditions Precedent to the Initial Extension of Credit to US Borrowers and to Avid Ireland	29
	3.2	Conditions Precedent to all Extensions of Credit	29
	3.3	Maturity	29
	3.4	Effect of Maturity	30
	3.5	Early Termination by Borrowers	30
	3.6	Conditions Subsequent	31
4.	REPRESENTATIONS AND WARRANTIES		31
	4.1	Due Organization and Qualification	31
	4.2	Due Authorization; No Conflict	32
	4.3	Governmental Consents	32
	4.4	Binding Obligations; Perfected Liens	32
	4.5	Title to Assets; No Encumbrances	33
	4.6	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims	33
	4.7	Litigation	33
	4.8	Compliance with Laws	33
	4.9	No Material Adverse Change	34
	4.10	Fraudulent Transfer	34

(i)

	4.11	Employee Benefits	34
	4.12	Environmental Condition	34
	4.13	Intellectual Property	35
	4.14	Leases	35
	4.15	Deposit Accounts and Securities Accounts	35
	4.16	Complete Disclosure	35
	4.17	Material Contracts	36
	4.18	Patriot Act	36
	4.19	Indebtedness	36
	4.20	Payment of Taxes	36
	4.21	Margin Stock	37
	4.22	Governmental Regulation	37
	4.23	OFAC	37
	4.24	Employee and Labor Matters	37
	4.25	Locations of Inventory and Equipment	38
	4.26	Inventory Records	38
5.	AFFIRMATIVE COVENANTS		38
	5.1	Financial Statements, Reports, Certificates	38
	5.2	Collateral Reporting	38
	5.3	Existence; Merger of Euphonix, Inc.	38
	5.4	Maintenance of Properties	39
	5.5	Taxes	39
	5.6	Isurance	39
	5.7	Inspection	40
	5.8	Compliance with Laws	40
	5.9	Environmental	40
	5.10	Disclosure Updates	40
	5.11	Formation of Subsidiaries	41
	5.12	Further Assurances	42
	5.13	Lender Meetings	42
	5.14	Material Contracts	42
	5.15	Location of Inventory and Equipment	42
	5.16	Assignable Material Contracts	43
6.	NEGATIVE COVENANTS.		43
	6.1	Indebtedness	43
	6.2	Liens	43
	6.3	Restrictions on Fundamental Changes	43
	6.4	Disposal of Assets	43
	6.5	Change Name	43
	6.6	Nature of Business	44
	6.7	Prepayments and Amendments	44
	6.8	Change of Control	44
	6.9	Restricted Junior Payments	44
	6.10	Accounting Methods	45
	6.11	Investments; Controlled Investments	45
	6.12	Transactions with Affiliates	45

(ii)

	6.13	Use of Proceeds	46
	6.14	Limitation on Issuance of Equity Interests	46
7.	FINANCIAL COVENANT.		47
8.	EVENTS OF DEFAULT.		47
9.	RIGHTS AND REMEDIES.		50
	9.1	Rights and Remedies	50
	9.2	Remedies Cumulative	50
10.	WAIVERS; INDEMNIFICATION.		51
	10.1	Demand; Protest; etc	51
	10.2	The Lender Group’s Liability for Collateral	51
	10.3	Indemnification	51
11.	NOTICES.		52
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		53
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		54
	13.1	Assignments and Participations	54
	13.2	Successors	57
14.	AMENDMENTS; WAIVERS.		57
	14.1	Amendments and Waivers	57
	14.2	Replacement of Certain Lenders	59
	14.3	No Waivers; Cumulative Remedies	60
15.	AGENT; THE LENDER GROUP.		60
	15.1	Appointment and Authorization of Agent	60
	15.2	Delegation of Duties	61
	15.3	Liability of Agent	61
	15.4	Reliance by Agent	61
	15.5	Notice of Default or Event of Default	62
	15.6	Credit Decision	62
	15.7	Costs and Expenses; Indemnification	63
	15.8	Agent in Individual Capacity	63
	15.9	Successor Agent	64
	15.10	Lender in Individual Capacity	64
	15.11	Collateral Matters	65
	15.12	Restrictions on Actions by Lenders; Sharing of Payments	66
	15.13	Agency for Perfection	66
	15.14	Payments by Agent to the Lenders	67
	15.15	Concerning the Collateral and Related Loan Documents	67
	15.16	Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	67
	15.17	Several Obligations; No Liability	68
	15.18	Parallel Debts and Agent	68
16.	WITHHOLDING TAXES.		69
17.	GENERAL PROVISIONS.		71
	17.1	Effectiveness	71
	17.2	Section Headings	71
	17.3	Interpretation	71
	17.4	Severability of Provisions	72

(iii)

17.5	Bank Product Providers	72
17.6	Debtor-Creditor Relationship	72
17.7	Parallel Debts	73
17.8	Counterparts; Electronic Execution	73
17.9	Revival and Reinstatement of Obligations	73
17.10	Confidentiality	74
17.11	Lender Group Expenses	75
17.12	Survival	75
17.13	USA PATRIOT Act	75
17.14	Integration	75
17.15	Limitation of Liability of Foreign Loan Parties	75

(iv)

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Letter Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Specified Letters of Credit
Schedule P-2	Specified Intellectual Property
Schedule P-3	Specified Intercompany Advances
Schedule P-4	Permitted Investments
Schedule P-5	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 3.1.A	Conditions Precedent to Extensions of Credit to US Borrowers
Schedule 3.1.B	Conditions Precedent to Extensions of Credit to Avid Ireland
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of each Loan Party
Schedule 4.6(a)	States/Jurisdictions of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.7(b)	Litigation
Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 4.25	Locations of Inventory and Equipment
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.6	Nature of Business

(v)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into on October 1, 2010, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), AVID TECHNOLOGY, INC., a Delaware corporation (“Avid”), AVID TECHNOLOGY INTERNATIONAL B.V., a Netherlands private limited liability company, acting through its duly established Irish branch (“Avid Ireland”; and together with Avid, each individually a “Borrower” and collectively, “Borrowers” as hereinafter further defined), PINNACLE SYSTEMS, INC., a California corporation (“Pinnacle”), and AVID GENERAL PARTNER B.V., a Netherlands private limited liability company (besloten vennootschap) acting for itself and in its capacity as general partner (beherend vennoot) of Avid Technology C.V. (“Avid GP; and together with Pinnacle, each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that, if Administrative Loan Party notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Loan Party that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and Guarantors on a consolidated basis, unless the context clearly requires otherwise.

1.3 Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that, to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, restatements and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, restatements and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full and/or final and indefeasible payment of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent reimbursement or indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.  All references to a Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto or Schedule 1.1 hereto, or to any other person herein or therein, shall include their respective successors and assigns.  An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 14.1 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.  All references to the “knowledge” of or “known to” a Loan Party, or similar construction, shall mean that which is known by or reasonably should be known by the Chief Executive Officer, Chief Financial Officer, the President, a Vice President of Finance or the Controller of such Loan Party, or any other officers and employees of a Loan Party having managerial responsibilities.  This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Loan Documents shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.  As used in this Agreement, where it relates to Avid Ireland, Avid GP or any other Loan Party formed under the laws of the Netherlands, a reference to: (A) a necessary action to authorize where applicable, includes without limitation: (1) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and (2) obtaining an unconditional positive advice (advies) from the competent works council(s); (B) gross negligence means grove schuld; (C) a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); (D) willful misconduct means opzet; (E) a winding-up, composition, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden); (F) a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend; (G) any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990) or article 60 paragraphs 2 and 3 of the Financial Social Insurances Act (Wet Financiering Sociale Verzekeringen); (H) a receiver, trustee and interim trustee includes a curator; (I) a receiver, trustee and interim trustee includes a bewindvoerder; and (J) an attachment includes a beslag.

1.5 Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOANS AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Advances”):

(i) from and after the US Availability Date, to US Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(A) such Lender’s Commitment, or

(B) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(1) the Maximum US Revolver Amount, less the sum of (x) the US Revolver Usage at such time, plus (y) the principal amount of Swing Loans outstanding to US Borrowers at such time, and

(2) the US Borrowing Base at such time, less the sum of (x) the US Revolver Usage at such time, plus (y) the principal amount of Swing Loans outstanding to US Borrowers at such time; and

(ii) from and after the Irish Availability Date, to Avid Ireland in an amount at any one time outstanding not to exceed the lesser of:

(A) such Lender’s Commitment, or

(B) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(1) the Maximum Irish Revolver Amount, less the sum of (x) the Irish Revolver Usage at such time, plus (y) the principal amount of Swing Loans outstanding to Avid Ireland at such time, and

(2) the Irish Borrowing Base at such time, less the sum of (x) the Irish Revolver Usage at such time, plus (y) the principal amount of Swing Loans outstanding to Avid Ireland at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Irish Borrowing Base, the US Borrowing Base,  the Maximum Irish Revolver Amount or the Maximum US Revolver Amount, in each case in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, (ii) reserves to reflect Agent’s good faith estimate of the amount necessary to reflect changes in applicable currency exchange rates or currency exchange markets, (iii) reserves to reflect the amounts of Priority Payables, and (iv) reserves with respect to (A) sums that any Borrower or any Guarantor is required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due (after giving effect to any applicable grace periods), and (B) amounts owing by any Borrower or Guarantor to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust Agent has determined in its Permitted Discretion likely would have a priority superior to Agent’s Liens in and to such item of the Collateral.

2.2 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing.  Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent.  Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.2(b) below, such notice must be received by Agent no later than 1:00 p.m. on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that, if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 1:00 p.m. on the Business Day prior to the date that is the requested Funding Date.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Administrative Loan Party, on behalf of Borrowers, agree that any such telephonic notice will be confirmed in writing within twenty-four (24) hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans.  In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $6,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such requested Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.2(b) being referred to individually each, as a “Swing Loan” and all such Advances being referred to collectively, as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account.  Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender.  Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances; except, that, all payments on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.2(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (A) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (B) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c) Making of Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.2(a), Agent shall notify the Lenders, not later than 1:00 p.m. on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. on the Funding Date applicable thereto.  After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.2(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (A) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (B) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 12:00 noon on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.2(c)(ii) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Loan Party, on behalf of Borrowers, of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.  The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender on any Funding Date.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to, or for the benefit of, Borrowers on behalf of the Lenders (in an aggregate amount for all such Advances taken together not exceeding $6,000,000 outstanding at any one time) that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.2(d)(i) shall be referred to as “Protective Advances”).

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $6,000,000, (B) after giving effect to such Advances, the outstanding US Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum US Revolver Amount, (C) after giving effect to such Advances, the outstanding Irish Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Irish Revolver Amount, and (D) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the US Revolver Usage, Irish Revolver Usage or Revolver Usage, as applicable, exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence.  In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  In any event: (1) if any unintentional Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Advances in an amount sufficient to eliminate all such unintentional Overadvances, and (2) after the date all such Overadvances have been eliminated, there must be at least five (5) consecutive days before intentional Overadvances are made.  The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers which shall continue to be bound by the provisions of Section 2.5.  Each Lender shall be obligated to settle with Agent as provided in Section 2.2(e) (or Section 2.2(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.2(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder; except, that, no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account.  The Protective Advances and Overadvances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.  The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances.  For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances.  The provisions of this Section 2.2(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.

(e) Settlement.  It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (A) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (B) for itself, with respect to the outstanding Protective Advances, and (C) with respect to Borrowers’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.2(g)):  (1) if the outstanding amount of the Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (2) if the outstanding amount of the Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 3:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances).  Such amounts made available to Agent under clause (2) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans.  Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections or payments of any Borrower received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.2(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.2(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.2(g).

(f) Notation.  Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

            (g) Defaulting Lenders.  Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (i) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (ii) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (iii) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (iv) fourth, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder (provided any amounts in such suspense account will be treated as if the applicable Advance by such Defaulting Lender had been paid in such amount and no interest or fees shall be payable on such amount), and (v) fifth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.3(b)(ii).  Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero.  The provisions of this Section 2.2(g) shall remain effective with respect to such Defaulting Lender until the earlier of (A) the date on which the non-Defaulting Lenders, Agent, and Administrative Loan Party, on behalf of Borrowers, shall have waived, in writing, the application of this Section 2.2(g) to such Defaulting Lender, or (B) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder.  The operation of this Section 2.2(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Loan Party, on behalf of Borrowers, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (C) all interest, fees, and other amounts that may be due and payable in respect thereof, and (D) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that, any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or any Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.2(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.2(g) shall control and govern.

(h) Independent Obligations.  All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.3 Payments; Reduction of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. on the date specified herein.  Any payment received by Agent later than 2:00 p.m. shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Administrative Loan Party, on behalf of Borrowers, prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.3(b)(iv), Section 2.3(d)(ii), and Section 2.3(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired in immediately available funds to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H) eighth, to pay the principal of all Swing Loans until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) until paid in full,

(J) tenth, ratably (1) to pay the principal of all Advances until paid in full, (2) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to one hundred five (105%) percent of the Letter of Credit Usage in respect of Dollar denominated Letters of Credit and one hundred fifteen (115%) percent of the Letter of Credit Usage in respect of foreign currency denominated Letters of Credit (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.3(b)(ii), beginning with tier (A) hereof) and

(K) eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.3(b)(ii), beginning with tier (A) hereof),

(L) twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M) thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.2(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.3(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.3(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.3 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.2(g) and this Section 2.3, then the provisions of Section 2.2(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.3 shall control and govern.

(c) Reduction of Commitments.

(i) US Borrowers may, on not more than three (3) occasions during the term hereof, reduce the Maximum US Revolver Amount (with a corresponding reduction in the Commitments) to an amount (which may be zero) not less than the sum of (A) the US Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made to the US Borrowers for which a request has been given by any US Borrower under Section 2.2(a), plus (C) the face amount of all Letters of Credit not yet issued with respect to the US Borrowers for which a request has been given by a US Borrower pursuant to Section 2.10(a).  Avid Ireland may, on not more than three (3) occasions during the term hereof, reduce the Maximum Irish Revolver Amount to an amount (which may be zero) that is not less than the sum of (1) the Irish Revolver Usage as of such date, plus (2) the principal amount of all Advances not yet made to Avid Ireland for which a request has been given by Avid Ireland under Section 2.2(a), plus (3) the amount of all Letters of Credit not yet issued with respect to Avid Ireland for which a request has been given by Avid Ireland pursuant to Section 2.10(a).  Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Commitments are being reduced to zero and the amount of the Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than five (5) Business Days prior written notice to Agent and shall be irrevocable unless such notice specifies it is conditional on the consummation of a refinancing transaction, in which case such notice shall be contingent on the consummation thereof, and may be revoked by any Borrower if such refinancing transaction fails to close within thirty (30) days of such notice.  Once reduced, the Maximum US Revolver Amount, Maximum Irish Revolver Amount and the Commitments may not be increased.  Each such reduction of the Maximum US Revolver Amount or the Maximum Irish Revolver Amount shall reduce the Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Upon the effectiveness of a reduction in Commitments pursuant to Section 2.3(c)(i), in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lenders’ lost profits as a result thereof, Borrowers shall pay to Agent, for the ratable account of Lenders, upon the effective date of such reduction, a commitment reduction fee in the amount equal to (A) with respect to any reduction which is effective from the Closing Date through and including the first (1st) anniversary of the Closing Date, two (2.0%) of the amount of such reduction in Commitments, (B) with respect to any reduction which is effective after the first (1st) anniversary of the Closing Date through and including the second (2nd) anniversary of the Closing Date, one (1.0%) of the amount of such reduction in Commitments, or (C) with respect to any reduction which is effective after the second (2nd) anniversary of the Closing Date, no commitment reduction fee shall be payable.  With respect to any reduction in Commitments, the Borrowers shall only be obligated to pay fees under this clause (ii) or under Section 3.5 of this Agreement, but not both.

(iii) As and when the Obligations owing in respect of Advances due and owing from any Foreign Borrower have been reduced to zero, and the Commitments to make any further Advances to any Foreign Borrower shall have irrevocably terminated or reduced to zero, then the Foreign Borrowers shall cease to be Borrowers, the Foreign Loan Parties which are Guarantors shall cease to be Guarantors pursuant to and in accordance with the terms of the guarantee to which such Person is a party; provided, that, solely for purposes of Section 6, the term Borrower and Loan Parties shall continue to include such Foreign Loan Parties.

(d) Optional Prepayments.  Borrowers may prepay the principal of any Advance at any time in whole or in part, subject to the provisions of Section 3.5.

(e) Mandatory Prepayments.

(i) Borrowing Base; Maximum Revolver Amount.  If, at any time,          (A) (1) the US Revolver Usage plus the principal amount of Swing Loans made to US Borrowers on such date exceeds (2) the US Borrowing Base (such excess being referred to as the “US Borrowing Base Excess”), then Borrowers shall promptly, but in any event, within one (1) Business Day prepay the Obligations in accordance with Section 2.3(e)(i) in an aggregate amount equal to the US Borrowing Base Excess, (B) (1) the Irish Revolver Usage plus the principal amount of Swing Loans made to Avid Ireland on such date exceeds (2) the Irish Borrowing Base (such excess being referred to as the “Irish Borrowing Base Excess”), then Borrowers shall promptly, but in any event, within two (2) Business Days prepay the Obligations in accordance with Section 2.3(e)(i) in an aggregate amount equal to the Irish Borrowing Base Excess, (C) (1) the US Revolver Usage plus the principal amount of Swing Loans made to US Borrowers on such date exceeds (2) the Maximum US Revolver Amount (such excess being referred to as the “Maximum US Revolver Amount Excess”), then Borrowers shall promptly, but in any event, within one (1) Business Day prepay the Obligations in accordance with Section 2.3(e)(i) in an aggregate amount equal to the Maximum US Revolver Amount Excess, or (D) (1) the Irish Revolver Usage plus the principal amount of Swing Loans made to Avid Ireland on such date exceeds (2) the Maximum Irish Revolver Amount (such excess being referred to as the “Maximum Irish Revolver Amount Excess”), then Borrowers shall promptly, but in any event, within two (2) Business Days prepay the Obligations in accordance with Section 2.3(e)(i) in an aggregate amount equal to the Maximum Irish Revolver Amount Excess.

(ii) Dispositions.  Within one (1) Business Day of the date of receipt by any US Loan Party (and within two (2) Business Days of the date of receipt by any Foreign Loan Party) of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by such Borrower or Guarantor of assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), or (d) of the definition of Permitted Dispositions and up to $250,000 in the aggregate of proceeds of Permitted Dispositions payment and to clause (q) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(e)(ii) in an amount equal to one hundred (100%) percent of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided, that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Administrative Loan Party, on behalf of Borrowers, shall have given Agent prior written notice of such Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Borrowers, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) such Borrower completes such replacement, purchase, or construction within one hundred eighty (180) days after the initial receipt of such monies, then the Borrower or other Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied in accordance with Section 2.3(e)(ii); provided, however, that, such Borrower shall not have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $1,000,000 in any given fiscal year.  Nothing contained in this Section 2.3(d)(ii) shall permit any Loan Party to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii) Extraordinary Receipts.  Within one (1) Business Day of the date of receipt by any Loan Party of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(e)(ii) in an amount equal to one hundred (100%) percent of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(iv) Indebtedness.  Within one (1) Business Day of the date of incurrence by any Loan Party of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(e)(ii) in an amount equal to one hundred (100%) percent of the Net Cash Proceeds received by such Person in connection with such incurrence.  The provisions of this Section 2.3(d)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

(v) Equity.  Within one (1) Business Day of the date of the issuance by any Loan Party (other than Avid) of any shares of its or their Equity Interests (other than (A) in the event that any Loan Party forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to such Loan Party, (B) the issuance of Equity Interests of any Borrower to directors, officers and employees of a Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, and (C) the issuance of Equity Interests of Avid to the extent such Equity Interests or the proceeds thereof are applied substantially contemporaneously to pay the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition), Borrowers shall prepay, or shall cause to be prepaid, the outstanding principal amount of the Obligations in accordance with Section 2.3(e)(ii) in an amount equal to one hundred (100%) percent of the Net Cash Proceeds received by such Person in connection with such issuance.  The provisions of this Section 2.3(d)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.

(f) Application of Payments.

(i) Each prepayment pursuant to Section 2.3(d)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to one hundred five (105%) percent of the then extant Letter of Credit Usage in respect of Dollar denominated Letters of Credit and one hundred fifteen (115%) percent of the then extant Letter of Credit Usage in respect of foreign currency denominated Letters of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(b)(ii).

(ii) Each prepayment pursuant to Section 2.3(d)(ii), 2.3(d)(iii), 2.3(d)(iv), or 2.3(d)(v) above shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to one hundred five (105%) percent of the then extant Letter of Credit Usage in respect of Dollar denominated Letters of Credit and one hundred fifteen (115%) percent of the then extant Letter of Credit Usage in respect of foreign currency denominated Letters of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(b)(ii).

2.4 Overadvances. If, at any time or for any reason (other than as a result of an intentional Overadvance permitted to be made under this Agreement with respect to which Agent and/or the applicable Lenders have agreed is not immediately due and payable), the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.10 is greater than any of the limitations set forth in Section 2.1 or Section 2.10, as applicable (an “Overadvance”), Borrowers shall promptly, but in any event, within one (1) Business Day of the initial occurrence of an Overadvance pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.3(b); provided, however, that in the case of an Overadvance that is caused solely as a result of the charging by Agent of Lender Group Expenses to the Loan Account, Borrowers shall have five (5) Business Days from the date of the initial occurrence of such Overadvance to pay to Agent, in cash, the amount of such excess (which period of five (5) Business Days shall in no event be duplicative of the three (3) Business Days period referenced in Section 8.1(a) of this Agreement).  Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.

2.5 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates.  Except as provided in Section 2.5(c), all Obligations (except for undrawn Letters of Credit and Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee.  Borrowers shall pay Agent (for the ratable benefit of the Lenders, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.10(f)) which shall accrue at a per annum rate equal one-half of one (.5%) percent less than the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,

(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable thereunder, and

(ii) the Letter of Credit fee provided for in Section 2.5(b) shall be increased to two (2) percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment.  Except to the extent provided to the contrary in Section 2.9 or Section 2.11(a), interest, Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first (1st) day of each month at any time that Obligations or Commitments are outstanding; provided, that, if any such payment is due on a day which is not a Business Day, then the due date for such payment shall be deemed to be the immediately following Business Day (it being understood that in the case of a LIBOR Rate Loan, interest shall be payable as set forth in Section 2.5(a)(i)).  Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.10(f) (as and when accrued or incurred), all fees and costs provided for in Section 2.9 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall, unless otherwise paid when due, constitute Advances to the US Borrowers or the Foreign Borrowers, as applicable, hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans.  Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e) Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.6 Crediting Payments.  The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:00 p.m.  If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.7 Designated Account.  Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.5(d).  Borrowers agree to establish and maintain the Designated Accounts with the applicable Designated Account Banks for the purpose of receiving the proceeds of the Advances requested by Administrative Loan Party, on behalf of Borrowers, and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Administrative Loan Party, on behalf of Borrowers, any Advance or Swing Loan requested by Administrative Loan Party, on behalf of Borrowers, and made by Agent or the Lenders hereunder shall be made to the applicable Designated Account.

2.8 Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers shall be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for any Borrower’s account, the Letters of Credit issued or arranged by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.6, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account.  Agent shall render monthly statements regarding the Loan Account to Administrative Loan Party, on behalf of Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated among Borrowers and the Lender Group unless, within thirty (30) days after receipt thereof by Administrative Loan Party, on behalf of Borrowers, Administrative Loan Party, on behalf of Borrowers, shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.9 Fees.  Borrowers shall pay to Agent,

(a) for the account of Agent and for the ratable account of the Lenders, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) for the ratable account of the Lenders, on the first (1st) day of each month from and after the Closing Date up to the first (1st) day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to six hundred twenty-five one  thousandths (.625%) percent per annum times (i) from and after the US Availability Date, the result of (A) the average Maximum US Revolver Amount during the immediately preceding month (or portion thereof), less (B) the average Daily Balance of the US Revolver Usage during the immediately preceding month (or portion thereof), plus (ii) from and after the Irish Availability Date, the result of (A) the average Maximum Irish Revolver Amount during the immediately preceding month (or portion thereof), less (B) the average Daily Balance of the Irish Revolver Usage during the immediately preceding month (or portion thereof).

2.10 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Administrative Loan Party, on behalf of Borrowers, made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer, as Issuing Lender’s agent, to issue, a requested Letter of Credit.  If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will reimburse such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer.  By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by Borrowers that the applicable Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit).  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Loan Parties (A) in respect of (1) a lease of real property (other than with respect to any Letter of Credit issued on the date hereof), or (2) an employment contract, or (B) at any time that one or more of the Lenders is a Defaulting Lender.

(b) The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i) the US Letter of Credit Usage would exceed the US Borrowing Base less the outstanding amount of Advances (inclusive of Swing Loans) made to US Borrowers less the outstanding principal balance of the Advances (inclusive of Swing Loans) made to US Borrowers at such time,

(ii) the Irish Letter of Credit Usage would exceed the Irish Borrowing Base less the outstanding amount of Advances (inclusive of Swing Loans) made to Avid Ireland less the outstanding principal balance of the Advances (inclusive of Swing Loans) made to Avid Ireland at such time,

(iii) the US Letter of Credit Usage would exceed $5,000,000,

(iv) the Irish Letter of Credit Usage would exceed $3,000,000,

(v) the US Letter of Credit Usage would exceed the Maximum US Revolver Amount less the outstanding amount of Advances (including Swing Loans) made to US Borrowers, or

(vi) the Irish Letter of Credit Usage would exceed the Maximum Irish Revolver Amount less the outstanding amount of Advances (including Swing Loans) made to Avid Ireland.

Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans.  If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.10(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(c) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.10(a), each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.10(a) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by

 Borrowers on the date due as provided in Section 2.10(a), or of any reimbursement payment required to be refunded to Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.10(c) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(d) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability, and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that, Borrowers shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer.  Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower or Administrative Loan Party, on behalf of such Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Each Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by any Borrower against such Underlying Issuer.  Each Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that, Borrowers shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Each Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(e) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(f) Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable promptly, but in any event, within three (3) Business Days by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrowers that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is eight hundred twenty-five one thousandths (.825%) percent per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(g) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(iii) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(iv) there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking, and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Loan Party, on behalf of Borrowers, and Borrowers shall pay within thirty (30) days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that, Borrowers shall not be required to provide any compensation pursuant to this Section 2.10(g) for any such amounts incurred more than one hundred eighty (180) days prior to the date on which the demand for payment of such amounts is first made to Borrowers; provided, further, however, that, if an event or circumstance giving rise to such amounts is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.10(g), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(h) Notwithstanding anything to the contrary set forth in this Section 2.10, no Borrower (or Administrative Loan Party on behalf of any Borrower) shall request, and Issuing Lender and Underlying Issuer shall have no obligation to issue, any Letter of Credit in respect of which the proposed beneficiary thereof is resident (or, where the proposed beneficiary is a legal person, has its place of establishment to which such Letter of Credit relates) in Ireland, and neither Issuing Lender nor Underlying Issuer shall be obligated to issue any Letter of Credit where the issuance thereof would (or if Issuing Lender or Underlying Issuer has a reasonable belief that such issuance would) contravene applicable law.

2.11 LIBOR Option.

(a) Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.11(b) below (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations become due and payable pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Administrative Loan Party on behalf of Borrowers, properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. at least three (3) Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Administrative Loan Party’s election, on behalf of Borrowers, of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan, Borrowers shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).  A certificate of Agent or a Lender delivered to Administrative Loan Party, on behalf of Borrowers, setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.11 shall be conclusive absent manifest error.  Borrowers shall pay such amount to Agent or the Lender, as applicable, within thirty (30) days of the date of its receipt of such certificate.  If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Administrative Loan Party, on behalf of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii) Borrowers shall have not more than five (5) LIBOR Rate Loans in effect at any given time.  Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c) Conversion.  Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that, in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Loan Parties’ Collections in accordance with Section 2.3(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrowers shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.11 (b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Administrative Loan Party, on behalf of Borrowers, and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Loan Party, on behalf of Borrowers, may, by notice to such affected Lender     (A) require such Lender to furnish to Administrative Loan Party, on behalf of Borrowers, a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.11(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Loan Party, on behalf of Borrowers, and Agent promptly shall transmit the notice to each other Lender and (A) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.12 Capital Requirements.

(a) If, after the date hereof, any Lender determines in good faith that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Loan Party, on behalf of Borrowers, and Agent thereof.  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within thirty (30) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than one hundred eighty (180) days prior to the date that such Lender notifies Administrative Loan Party, on behalf of Borrowers, of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.11(d)(i) or amounts under Section 2.12(a) (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if   (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(d)(i) or Section 2.12(a), as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  If Administrative Loan Party has requested that an Affected Lender take any such actions, then Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(d)(i) or Section 2.12(a), as applicable, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(d)(i) or Section 2.12(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(d)(i) or Section 2.12(a), as applicable, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

2.13 Joint and Several Liability.

(a) All Borrowers and Guarantors shall be liable, on a joint and several basis, for all Obligations, including, without limitation, all amounts due to Agent and Lenders under this Agreement and the other Loan Documents, regardless of which Borrower actually receives the Advances or other proceeds of the Obligations or the manner in which Agent and Lenders account for such Advances or other Obligations on its books and records or for any other reason.  The Obligations with respect to Advances made to a Borrower, and the Obligations arising as a result of the joint and several liability of Borrowers and Guarantors hereunder, with respect to Advances made to the other Borrowers and Guarantors hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of all Borrowers and Guarantors.  The Obligations arising as a result of the joint and several liability of Borrowers and Guarantors hereunder with respect to Advances or other Obligations shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers and Guarantors or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers and Guarantors, (ii) any incapacity or lack of power, authority or legal personality of any other Borrower or Guarantor or other Person, (iii) the absence of any attempt to collect the Obligations from the other Borrower or Guarantor or any other security therefor, or the absence of any other action to enforce or failure to realize the full value of the same, (iv) any amendment (however fundamental) replacement variation, assignment termination and/or the waiver, consent, extension, forbearance or granting of any indulgence by Agent or Lenders with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers and Guarantors, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and Guarantors and delivered to Agent or Lenders, (v) the failure by Agent, Lenders or any other Person to take any steps to perfect and maintain its Lien in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers and Guarantors, (vi) the election of Agent, Lenders or any other Person in any proceeding instituted under Title 11 of the United States Code, as amended (“Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code, (vii) the disallowance of all or any portion of the claim(s) of Agent, Lenders or any other Person for the repayment of the Obligations of the other Borrowers and Guarantors under Section 502 of the Bankruptcy Code, (viii) any insolvency, liquidation, administration, examinership or similar procedure or corporate action in respect of any other Borrower or Guarantor or legal proceedings or procedures by any of the other Borrowers’ and Guarantors’ creditors or (ix) any other circumstances which might constitute a legal or equitable discharge or defense of the other Borrowers and Guarantors.  With respect to the Obligations arising as a result of the joint and several liability of a Borrower or Guarantor hereunder with respect to Advances, Letters of Credit or other Obligations, each Borrower and Guarantor waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent, Lenders or any other Person now has or may hereafter have against Borrowers and Guarantors, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent, Lenders or any other Person.  Upon any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice, against any Borrower or Guarantor to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers and Guarantors or any other Person, or against any security or collateral for the Obligations.  Each Borrower or Guarantor consents and agrees that none of Agent, Lenders or any other Person shall be under any obligation to marshal any assets in favor of Borrowers or Guarantors or any other Person or against or in payment of any or all of the Obligations.

(b) Each Borrower and Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower or Guarantor may now or hereafter have against the other Borrowers or Guarantors or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ and Guarantors’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement.

2.14 Interrelated Businesses.

Loan Parties hereby represent and warrant to Agent and Lenders that (a) Loan Parties make up a related organization of various entities constituting a single economic and business enterprise so that Loan Parties and their respective Subsidiaries share an identity of interests such that any benefit received by any Loan Party or any Subsidiary of any Loan Party benefits each other Loan Party and each other Subsidiary of Loan Parties; (b) certain of Loan Parties and their respective Subsidiaries render services to or for the benefit of other Loan Parties and Subsidiaries, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties and Subsidiaries (including, inter alia, the payment by Loan Parties and Subsidiaries of creditors of the other Loan Parties and Subsidiaries and guarantees by Loan Parties and Subsidiaries of indebtedness of the other Loan Parties and Subsidiaries and provide administrative, marketing, payroll and management services to or for the benefit of the other Loan Parties and Subsidiaries), and (c) Loan Parties and their Subsidiaries have centralized accounting and legal service, common officers and directors and are identified to creditors as a single economic and business enterprise.

2.15 Appointment of Administrative Loan Party as Agent for Requesting Advances and Letters of Credit and Receipts of Advances and Statements and Receipts and Sending of Notices.

(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Loan Party as its agent to request and receive Advances and Letters of Credit pursuant to this Agreement and the other Loan Documents from Agent or any Lender in the name or on behalf of such Borrower.  Agent and Lenders may disburse the Advances to such bank account of Administrative Loan Party or a Borrower or otherwise make such Loans to a Borrower, and provide such Letters of Credit to a Borrower, in each case as Administrative Loan Party may designate or direct, without notice to any other Borrower or Loan Party.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Advances (including, without limitation, Protective Advances) be disbursed directly to an operating account of a Borrower or to any other Person.

(b) Each Loan Party hereby irrevocably appoints and constitutes Administrative Loan Party as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(c) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by Administrative Loan Party shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(d) Administrative Loan Party hereby accepts the appointment by each Loan Party to act as the agent of the Borrowers pursuant to this Section 2.15.  Administrative Loan Party shall ensure that the disbursement of any Advances to each Borrower requested by or paid to or for the account of the Borrowers, or the issuance of any Letters of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(e) No purported termination of the appointment of Administrative Loan Party as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit to US Borrowers and to Avid Ireland.  The obligation of each Lender to make its initial extension of credit to US Borrowers provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1.A (such date from and after which the Lenders are obligated to make such extensions of credit to the US Borrowers being the “US Availability Date”).  The obligation of each Lender to make its initial extension of credit to Avid Ireland provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, in addition to the prior satisfaction as of the US Availability Date of each of the conditions precedent set forth on Schedule 3.1.A, of each of the conditions precedent set forth on Schedule 3.1.B (such date from and after which the Lenders are obligated to make such extensions of credit to Avid Ireland being the “Irish Availability Date”).

3.2 Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Borrowers and the other Loan Parties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except, that, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3 Maturity.  This Agreement shall continue in full force and effect for a term ending on October 1, 2014 (the “Maturity Date”).  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4 Effect of Maturity.  On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full and/or, as applicable, provide Letter of Credit Collateralization or Bank Product Collateralization.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated.  When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5 Early Termination by Borrowers.

(a) Borrowers have the option, at any time upon ten (10) Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full (and/or, to the extent applicable, (i) providing Letter of Credit Collateralization with respect to the then outstanding Letter of Credit Usage, and (ii) providing Bank Product Collateralization with respect to the then outstanding Bank Products).

(b) If this Agreement is terminated on or prior to the Maturity Date in connection with any refinancing (except as hereinafter provided), in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lenders’ lost profits as a result thereof, Borrowers shall pay to Agent, for the ratable account of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to:

Amount	Period
2.0% of Maximum Revolver Amount	From the Closing Date through and including the first (1st) anniversary of the Closing Date
1.0% of Maximum Revolver Amount	After the first (1st) anniversary of the Closing Date through and including the second (2nd) anniversary of the Closing Date

Such early termination fee shall be presumed to be the amount of damages sustained by Lenders as a result of such early termination and each Borrower agrees that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Lenders hereunder).  In addition, Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Section 8.4 or 8.5, even if Agent or Lenders do not exercise their right to terminate this Agreement, but elects to provide financing to Borrowers or permit the use of cash collateral under the Bankruptcy Code.

3.6 Conditions Subsequent.  The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an immediate Event of Default (it being understood and agreed that, to the extent that the existence of any such condition subsequent, or the failure to have satisfied such condition prior to the Closing Date, would otherwise cause any representation, warranty or covenant in this Agreement or any Loan Document to be breached, such breach shall not be deemed to have occurred to the extent such condition subsequent is satisfied as and when required pursuant to Schedule 3.6)).

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Loan Parties make the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except, that, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except, that, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Due Organization and Qualification.

(a) Each Loan Party (i) is duly organized and existing and in good standing (or the applicable equivalent under local law) under the laws of the jurisdiction of its organization, and in the case of Avid Ireland, is a duly established branch of a Netherlands private limited liability company pursuant to and in accordance with the European Communities (Branch Disclosures) Regulations 1993 of Ireland, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized Equity Interests of each Loan Party by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.  Each Loan Party is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

4.3 Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens on the Collateral are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title and as to which Agent has not caused its Lien to be noted on the applicable certificate of title, and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.11, and subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement and the recordation of the Mortgages, in each case, in the appropriate filing offices, and any filings necessary under the laws of Ireland or the Netherlands) and first priority Liens, and are subject only to Permitted Liens.

4.5 Title to Assets; No Encumbrances.  Each of the Loan Parties has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for (A) assets not material to the conduct of the business having an aggregate value for all such assets of not more than $100,000 and (B) assets disposed of since the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b) The chief executive office of each Loan Party is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c) Each Loan Party’s tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d) As of the Closing Date, no Loan Party holds any commercial tort claims that exceed $250,000 in amount.

4.7 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, after due inquiry, threatened in writing against a Loan Party that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b) Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $500,000, that, as of the Closing Date, is pending or, to the knowledge of any Loan Party, after due inquiry, threatened in writing against a Loan Party, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of Loan Parties’ in connection with such actions, suits, or proceedings is covered by insurance.

4.8 Compliance with Laws.  No Loan Party (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9 No Material Adverse Change.  All historical quarterly and annual financial statements relating to Loan Parties that have been delivered by any Borrower to Agent in connection with the transactions contemplated by the Loan Documents have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to quarter-end and year-end audit adjustments) and present fairly in all material respects, the consolidated financial condition of Avid and its Subsidiaries as of the date thereof and results of operations for the period then ended.  Since December 31, 2009, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to Loan Parties.

4.10 Fraudulent Transfer.

(a) Each Loan Party (other than Pinnacle) is Solvent and all Loan Parties, on a consolidated basis, are Solvent.  Pinnacle does not have any material liabilities, is not engaged in any business or commercial activities other than the holding of intellectual property rights for use by Avid and its Subsidiaries and is not liable with respect to, or obligated, directly or indirectly for, any material Indebtedness or other material obligations.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11 Employee Benefits.  No Loan Party nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

4.12 Environmental Condition.  Except as set forth on Schedule 4.12, (a) to Loan Parties’ knowledge, no Loan Party’s properties or assets has ever been used by a Loan Party, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Loan Parties’ knowledge, after due inquiry, no Loan Party’s properties or assets has ever been designated or identified in any manner pursuant to any applicable environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party, and (d) no Loan Party nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13 Intellectual Property.  Each Loan Party owns, or holds licenses in, all trademarks, trade names, copyrights and patents, and has rights under all licenses, in each case that are necessary to the conduct of its business as currently conducted and attached hereto as Schedule 4.13 (as updated from time to time) is a true, correct, and complete listing of all:  (1) material unregistered trademarks, (2) registered trademarks, (3) trade names, (4) registered copyrights, (5) issued patents, and (6) licenses as to which any Loan Party is the owner or is an exclusive licensee; provided, however, that, any Loan Party may amend Schedule 4.13 to add additional intellectual property acquired or applied for after the Closing Date, so long as such amendment occurs by written notice to Agent at the time that Administrative Loan Party, on behalf of Borrowers, provides its Compliance Certificate pursuant to Section 5.1; provided, that, to the extent Administrative Loan Party provides such information in such Compliance Certificate, this representation shall be deemed to have included such additional intellectual property from and after the time such additional intellectual property was acquired or existed.

4.14 Leases.  Each Loan Party enjoys peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party exists under any of them that would permit the lessor thereunder, with the giving of notice and/or passage of time, to terminate any such material lease.

4.15 Deposit Accounts and Securities Accounts.  Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of Loan Parties’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16 Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about each Loan Party’s industry) furnished by or on behalf of a Loan Party in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about each Loan Party’s industry) hereafter furnished by or on behalf of a Loan Party in writing to Agent or any Lender for purposes of or in connection with this Agreement or the other Loan Documents, will be true and accurate, in all material respects, on the date as of which such information is dated or certified (or if different, the date as of which such information is dated) and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Agent on August 12, 2010 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Loan Parties’ good faith estimate, only on the date such Projections are delivered (or if different, the date as of which such information is dated), of Loan Parties’ future performance for the periods covered thereby based upon assumptions believed by Loan Parties to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of Loan Parties, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17 Material Contracts.  Set forth on Schedule 4.17 (as such Schedule may be updated from time to time in accordance herewith) is a list identifying the Material Contracts of each Loan Party as of the most recent date on which Administrative Loan Party provided its Compliance Certificate pursuant to Section 5.1; provided, however, that, Loan Parties may amend Schedule 4.17 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that Administrative Loan Party provides its Compliance Certificate; provided, that, to the extent the Administrative Loan Party provides such information in such Compliance Certificate, this representation shall be deemed to have included such additional Material Contract(s) from and after the time such additional Material Contract(s) was or were acquired or existed.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract of a Loan Party (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party and, to each Loan Party’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party.

4.18 Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19 Indebtedness.  Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date (or, if different, the date specified therefor on Schedule 4.19) provided, that, the failure to disclose unsecured Indebtedness of Loan Parties in an aggregate amount not greater than $250,000 with respect to all Loan Parties shall not constitute a breach of this representation.

4.20 Payment of Taxes.  Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party required to be filed by any of them have been timely filed, and all taxes in excess of $75,000 in the aggregate shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and upon their respective assets, income, businesses and franchises that are due and payable in excess of $75,000 in the aggregate have been paid when due and payable or are subject to a Permitted Protest.  Each Loan Party has made adequate provision in accordance with GAAP for all taxes not yet due and payable.  Each Loan Party knows of no proposed tax assessment against a Loan Party that is not being actively contested by such Loan Party diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.21 Margin Stock.  No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

4.22 Governmental Regulation.  No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation in the United States or any foreign jurisdiction which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23 OFAC.  No Loan Party is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or    (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.24 Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Loan Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance (other than routine employee grievances for which reserves in accordance with GAAP have been established and are being maintained on the books of such Loan Party) pending or threatened in writing against any Loan Party that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Loan Party, after due inquiry, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party.  No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law in the United States or under the law of any foreign jurisdiction, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or similar law of any foreign jurisdiction or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.  All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.25 Locations of Inventory and Equipment.  The Inventory and Equipment (other than vehicles or Equipment out for repair) of Loan Parties having a value in excess of $100,000 with respect to any one location, or $500,000 in the aggregate with respect to all such locations, are located only at, or in-transit between or to, the locations identified on Schedule 4.25 (as such Schedule may be updated pursuant to Section 5.15).

4.26 Inventory Records.  Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

5. AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Loan Parties shall comply with each of the following:

5.1 Financial Statements, Reports, Certificates.  Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein.  In addition, each Loan Party agrees to maintain a system of accounting that enables each Loan Party to produce quarterly and annual financial statements in accordance with GAAP (subject to quarter-end and year-end adjustments).  Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its sales, in each case, consistent with historic practices, and (b) maintain its billing systems/practices as approved by Agent prior to the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent such consent not to be unreasonably withheld or delayed.

5.2 Collateral Reporting.  Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein.  In addition, each Loan Party agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3 Existence; Merger of Euphonix, Inc..  Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, governmental licenses and permits material to its business; provided, that, no Loan Party shall be required to preserve any such right or franchise, license or permits to the extent that its board of directors shall reasonably determine that the preservation thereof is no longer material to the business of any Loan Party, and the loss thereof is not materially disadvantageous to any Loan Party or to Agent or any Lender.  Loan Parties agree to cause Euphonix, Inc. to be merged with and into Avid, with Avid as the surviving corporation, not later than November 1, 2010.

5.4 Maintenance of Properties.  Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted, and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

5.5 Taxes.  Cause all assessments and taxes in excess of $75,000 in the aggregate, imposed, levied, or assessed against Loan Parties, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax.  Each Loan Party will make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, except to the extent that the validity of such tax shall be the subject of a Permitted Protest and so long as, in the case of a tax that has or may become a Lien against any of the Collateral, such Permitted Protest operates to stay the imposition of a Lien on any portion of the Collateral to satisfy such tax or otherwise, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that each Loan Party has made such payments or deposits.

5.6 Insurance.  At each Loan Party’s expense, maintain insurance respecting each of the Loan Parties’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.  Each Loan Party also shall maintain business interruption, general liability, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be with responsible and reputable insurance companies acceptable to Agent in its Permitted Discretion and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Agent.  All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Loan Party fails to maintain such insurance, Agent may arrange for such insurance, but at such Loan Party’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Each Loan Party shall give Agent prompt notice of any loss exceeding $250,000 covered by its casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspection.  Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees, (a) during the continuance of an Event of Default, at such reasonable times and intervals as Agent may designate, and (b) so long as no Default or Event of Default exists, no more than three (3) times per calendar year and with reasonable prior notice to Administrative Loan Party.

5.8 Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.9 Environmental.

(a) Keep any property either owned or operated by each Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change,

(b) Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party, in each case where such release could reasonably be expected to result in a material liability to such Loan Party, and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party which could reasonably be expected to result in material liability to such Loan Party, and (iii) written notice of a violation, citation, or other administrative order issued pursuant to or in relation to any Environmental Law (whether from a Governmental Authority or otherwise) which could reasonably be expected to result in material liability to any Loan Party

5.10 Disclosure Updates.  Promptly and in no event later than ten (10) Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders (other than forward-looking information, projections and information of a general economic nature and general information about the Borrowers’ industry) contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11 Formation of Subsidiaries.  At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall, unless such Subsidiary is organized under the laws of a jurisdiction other than the United States, Canada, the Netherlands, Ireland, the United Kingdom, Germany or France, or any political subdivision of any of the foregoing and shall, to the extend acquired, have been acquired solely in consideration of the issuance of Equity Interests in Avid permitted hereunder, or the application of the cash proceeds of such Equity Interest to the payment in full of the purchase price therefor (a) within fifteen (15) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary to provide to Agent a joinder to the US Guarantee or the Foreign Guarantee, as applicable, and the Security Agreement, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value of at least $250,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that, the Guarantees, the Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Subsidiary of any Loan Party that is a CFC if providing such documents could reasonably be expected to result in adverse tax consequences or the costs to Loan Parties of providing such Guarantee, executing any security documents or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Administrative Loan Party) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby, (b) within fifteen (15) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary owned by a Loan Party reasonably satisfactory to Agent; provided, that, only sixty-five (65%) percent of the total outstanding voting Equity Interests of any first tier Subsidiary of any Loan Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to Loan Parties of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in its Permitted Discretion in consultation with Administrative Loan Party) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) within fifteen (15) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its Permitted Discretion it deems appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.  Notwithstanding anything to the contrary in this Section 5.11, in the event that any such guaranty and/or security document is provided, all obligations under or in connection therewith shall be subject to the limitations set forth in Section 17.15 of this Agreement.

5.12 Further Assurances.  At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of any Loan Party constituting Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by any Loan Party after the Closing Date with a fair market value in excess of $250,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, each Loan Party authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the applicable Guarantors and the Obligations are secured by substantially all of the assets of each applicable Loan Party and all of the outstanding Equity Interests of each applicable Loan Party that constitute Collateral (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).

5.13 Lender Meetings.  Within ninety (90) days after the close of each fiscal year of Borrowers, at the request of Agent or of the Required Lenders and upon reasonable prior notice and during normal business hours, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Loan Parties and the projections presented for the current fiscal year of Loan Parties.

5.14 Material Contracts.  Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, provide Agent with copies of (a) each Material Contract entered into by a Loan Party since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into by a Loan Party since the delivery of the previous Compliance Certificate.

5.15 Location of Inventory and Equipment.  Keep each Loan Parties’ Inventory and Equipment (other than vehicles and Equipment out for repair or having a value of less than $100,000 at any one location not identified on Schedule 4.25 or $500,000 for all such locations not identified on Schedule 4.25) only at the locations identified on Schedule 4.25 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that, Administrative Loan Party may amend Schedule 4.25 or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent not less than ten (10) days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, in the case of any US Loan Party, and such new location is within the continental United States, Canada or any Favored Jurisdiction, in the case of any Foreign Loan Party, and so long as, at the time of such written notification, Administrative Loan Party provides Agent a Collateral Access Agreement with respect thereto.

5.16 Assignable Material Contracts.  Use commercially reasonable efforts to cause any Material Contract entered into after the Closing Date by any Loan Party to permit the assignment of such agreement (and all rights of such Loan Party, as applicable, thereunder) to such Loan Party’s lenders or an agent for any lenders including, without limitation Agent and Lenders (and any transferees of such lenders or such agent, as applicable).

6. NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Loan Parties will not do any of the following:

6.1 Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2 Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens..

6.3 Restrictions on Fundamental Changes.

(a) Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties; provided, that, a Loan Party must be the surviving entity of any such merger to which it is a party and no merger may occur between a Guarantor and a Borrower unless the Borrower is the surviving entity, (ii) any merger between a  Loan Party and Subsidiaries of such Loan Party that are not Loan Parties so long as such Loan Party is the surviving entity of any such merger and such merger would constitute a Permitted Acquisition if such Subsidiary were not affiliated with such Borrower, and (iii) any merger between Subsidiaries of any Loan Party that are not Loan Parties,

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for the liquidation or dissolution of a Loan Party (other than a Borrower) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party are transferred to a Loan Party that is not liquidating or dissolving and, if such liquidating or dissolving entity is Euphonix, the assets thereof are contemporaneously assigned to Avid or become the property of Avid, as successor in interest, by operation of law, or

(c) Suspend or go out of a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4.

6.4 Disposal of Assets.  Other than Permitted Dispositions, Permitted Investments, or transactions expressly permitted by Sections 6.3 and 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Loan Party’s assets..

6.5 Change Name.  Change any Loan Party’s name, organizational identification number, state of organization or organizational identity; provided, however, that, that any Loan Party may change their names upon at least ten (10) days prior written notice to Agent of such change.

6.6 Nature of Business.  Make any material change in the nature of its business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that, the foregoing shall not prevent a Loan Party from engaging in any business that is complementary, related or ancillary to its business.

6.7 Prepayments and Amendments.

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances and (C) Indebtedness described in clause (c) of the definition of Permitted Indebtedness,

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness,

(ii) any Material Contract of a Loan Party except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders (it being understood and agreed that ordinary course changes to the commercial terms of Material Contracts consistent with past practice are not deemed to be materially adverse to the interests of Lenders), or

(iii) the Governing Documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.8 Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9 Restricted Junior Payments.  Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a) Loan Parties may make distributions to former employees, officers, or directors of Loan Parties or their Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of a Loan Party held by such Persons, provided, however, that, the aggregate amount of such redemptions made by Loan Parties during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $500,000 in the aggregate,

(b) Loan Parties may make distributions to former employees, officers, or directors of Loan Parties or their Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Loan Parties on account of repurchases of the Equity Interests of Loan Parties held by such Persons; provided, that, such Indebtedness was incurred by such Persons solely to acquire Equity Interests of a Loan Party, and

(c) Loan Parties may repurchase Equity Interests issued under stock option plans (or other incentive plans or compensation arrangements) approved by the board of directors of such Loan Party, not to exceed $500,000 in the aggregate in any twelve (12) consecutive calendar month period.

6.10 Accounting Methods.  Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.11 Investments; Controlled Investments.

(a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b) Other than (i) an aggregate amount of not more than $100,000 at any one time, in the case of any Loan Party, and (ii) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for any Loan Party’s employees, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless such Loan Party, as applicable, and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments.  Except as provided in this Section 6.11(b), each Loan Party shall not establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.12 Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between any Loan Party or its Subsidiaries, on the one hand, and any Affiliate of any Loan Party or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by any Loan Party or its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) so long as it has been approved by such Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Loan Party,

(c) so long as it has been approved by such Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of such Loan Party in the ordinary course of business and consistent with industry practice,

(d) transactions consisting of the Transactions (as hereinafter defined) and payment by Borrowers to other Borrowers or their Subsidiaries of the respective amounts invoiced to such Borrowers by such other Borrowers or their Subsidiaries in respect of the rendition of services and/or sale of goods on a “cost plus” basis (including commission payments and allocable research and development reimbursements) consistent with the ordinary course business practice among Borrowers and their Subsidiaries as of the date hereof, on an arm’s-length basis (the “Transactions”), in each case which have been invoiced by such Borrowers to the applicable unaffiliated account debtor and which have been paid to such Borrowers in full (each, a “Cost Plus Payment” and collectively, “Cost Plus Payments”); provided, that, (i) the amount of any Cost Plus Payment shall not exceed the aggregate of the invoiced amount to which such payment relates, (ii) Administrative Borrower shall notify Agent in writing not less than two (2) Business Days prior to the making of any single Cost Plus Payment in excess of $3,000,000 or Cost Plus Payments in an aggregate amount in excess of $5,000,000 in any fifteen (15)-day period, (iii) as of the date of the making of any Cost Plus Payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and (iv) as of the making of each such Cost Plus Payment by US Borrowers, and after giving effect thereto, Excess Availability of US Borrowers shall be not less than $5,000,000 and (v) as of the making of each such Cost Plus Payment by Foreign Borrowers, and after giving effect thereto, Excess Availability of Foreign Borrowers shall be not less than $4,000,000,

(e) transactions permitted by Section 6.3 or Section 6.9, or any Permitted Intercompany Advance, and

(f) transactions between or among Subsidiaries of Avid which are not Loan Parties.

6.13 Use of Proceeds.  Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

6.14 Limitation on Issuance of Equity Interests.  Except for the issuance or sale of common stock or Permitted Preferred Equity Interests by Borrowers or Guarantors, including options, warrants or other instruments convertible into common stock or Preferred Equity Interests, whether or not under employee stock option or similar plans approved by the board of directors of the applicable Loan Party, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Equity Interests; provided, that, as to any such issuance or sale of common stock or Preferred Equity Interests (a) Agent shall have received not less than five (5) Business Days’ prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such common stock or Preferred Equity Interests are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (b) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such common stock or Preferred Equity Interests or make any other payments in respect thereof, (c) the terms of such common stock or Preferred Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Borrower and Guarantorto amend or modify any of the terms and conditions of this Agreement  or any of the other Loan Documents or otherwise affect the arrangements of Borrowers and

Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Equity Interests in effect on the date hereof, (d) except with respect to any sale and issuance of common stock or Preferred Equity Interests of Avid, all of the proceeds of any such sale and issuance shall be paid to Agent for application to the Obligations in accordance herewith and (e) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

7. FINANCIAL COVENANT.

Loan Parties covenant and agree that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will have Required Availability.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1           If any Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days, or (b) all or any portion of the principal of the Obligations;

8.2           If any Loan Party:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.5, 5.1, 5.2, 5.3 (solely if any Loan Party is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Loan Party refuses to allow Agent or its representatives or agents to visit any Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss any Loan Party’s affairs, finances, and accounts with officers and employees of Loan Party and provided in such section), 5.10, 5.11, or 5.13 of this Agreement, (ii) Sections 6.1 through 6.14 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Loan Party is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, 5.12 and 5.15 of this Agreement and such failure continues for a period of ten (10) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or (ii) the date on which written notice thereof is given to Administrative Loan Party by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or (ii) the date on which written notice thereof is given to Administrative Loan Party by Agent;

8.3           If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $750,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party, or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or        (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4           If an Insolvency Proceeding is commenced by a Loan Party;

8.5           If an Insolvency Proceeding is commenced against a Loan Party and any of the following events occur: (a) such Loan Party consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding against any Loan Party other than Avid Ireland is not dismissed within sixty (60) calendar days of the date of the filing thereof or the petition commencing the Insolvency Proceeding against Avid Ireland is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party, or (e) an order for relief shall have been issued or entered therein;

8.6           If a Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of such Loan Party;

8.7           If there is a default in one or more agreements to which a Loan Party is a party with one or more third Persons relative to a Loan Party’s Indebtedness involving an aggregate amount of $750,000 or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder,

8.8           If any warranty, representation, certificate, written statement, or written Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except, that, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.9           If the obligation of any Guarantor under any Guarantee is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.10           If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are permitted purchase money Liens or workmen’s or materialmen’s Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;

8.11           The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document;

8.12           If:

(a)           any Foreign Loan Party is unable or admits its inability to generally pay its debts as they fall due or is deemed to or declared to be unable to generally pay its debts under applicable law, suspends or threatens to suspend making payments on its debts in general or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors with a view to rescheduling its indebtedness in general; or

(b)           a moratorium is declared in respect of the indebtedness of any Foreign Loan Party; provided, that, if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

8.13           If any corporate action, legal proceedings or other procedure or step is taken by a Foreign Loan Party in relation to:

(a)           the suspension of payments, a moratorium of the indebtedness, winding-up, dissolution, administration, examination or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such Foreign Loan Party;

(b)           a composition, compromise, assignment or arrangement with the creditors generally of such Foreign Loan Party; or

(c)           the appointment of a liquidator, receiver, administrator, examiner administrative receiver, compulsory manager or other similar officer in respect of such Foreign Loan Party or any of its assets;

8.14           If any corporate action, legal proceedings or other procedure or step is taken in relation to enforcement of any Lien over any substantial assets of any Foreign Loan Party securing an obligation in excess of $750,000;

8.15           If any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Foreign Loan Party and is not discharged within thirty (30) days;

8.16           If any Foreign Loan Party amends, varies, supplements, supersedes, waives or terminates its Governing Documents without the prior written consent of Agent, and such amendment, variation, supplement, waiver or termination adversely affects the rights or interests of any member of the Lender Group under or pursuant to any Loan Document;

8.17           If the auditors of any Foreign Loan Party materially qualify the audited annual consolidated financial statements of such Foreign Loan Party or the audited annual financial statements of such Foreign Loan Party; or

8.18           If the authority or ability of any Foreign Loan Party to conduct its business is substantially limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Foreign Loan Party or any of its assets.

9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Loan Party), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrowers;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Loan Parties or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Loan Parties shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Loan Parties.

    9.2 Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc.  Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Loan Party may in any way be liable.

10.2 The Lender Group’s Liability for Collateral.  Each Loan Party hereby agrees that to the fullest extent permitted by applicable law:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or   (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by each Loan Party.

10.3 Indemnification.  Each Loan Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that, each Loan Party shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of each Loan Party’s compliance with the terms of the Loan Documents (provided, however, that, the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, each Loan Party shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Loan Party with respect thereto.

WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON, BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON AS DETERMINED PURSUANT TO A FINAL, NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	Avid Technology, Inc.
75 Network Drive
Burlington, Massachusetts 01803
Attn: General Counsel
Fax No.: 978-548-4639

with copies to:	WilmerHale
60 State Street
Boston, Massachusetts 02109
Attn: Mitchel Appelbaum, Esq.
Fax No.: 617-526-5000

If to Agent:	Wells Fargo Capital Finance, LLC
One Boston Place, 18th Floor
Boston, Massachusetts 02102
Attn: Portfolio Manager
Fax No.: 617-523-1697

with copies to:	Otterbourg, Steindler, Houston & Rosen, P.C.
230 Park Avenue
New York, New York 10169
Attn: David W. Morse, Esq.
Fax No.: 212-682-6104

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that,     (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except, that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) With the prior written consent of (i) Administrative Loan Party, which consent shall not be unreasonably withheld, delayed or conditioned, and shall not be required (A) if a Default or an Event of Default has occurred and is continuing, and (B) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender and (ii) Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees that is an Eligible Transferee, except if an Event of Default shall exist or have occurred and be continuing (each, an “Assignee”; provided, however, that, no Loan Party or Affiliate of a Loan Party, shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (A) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (B) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000; provided, that, the nominal amount of any assignment or transfer shall at least be equal to €50,000 or such other minimum amount as prescribed by or pursuant to the Dutch Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time (the “Dutch Financial Supervision Act”), or, if such nominal amount is less than €50,000, the assignee or transferee must otherwise qualify as a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act, or form part of a restricted circle (besloten kring) with one or more Borrowers within the meaning of the Dutch Financial Supervision Act); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (iii) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Loan Party and Agent by such Lender and the Assignee, (iv) such Lender and its Assignee have delivered to Administrative Loan Party and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (v) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Loan Party) that it has received an executed Assignment and Acceptance (including the signature of the Administrative Loan Party, to the extent its consent is required) and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that, (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except, that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or Guarantors, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its business.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Advances (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”).  Other than in connection with an assignment by a Lender of all or any portion of its portion of the Advances to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the case of any assignment by a Lender of all or any portion of its Advances to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”).  A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Administrative Loan Party from time to time as Administrative Loan Party may reasonably request.

13.2 Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that, no Loan Party may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Loan Party from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Loan Party is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that, no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.3(b)(i),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (A) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (B) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(vi) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,

(vii) contractually subordinate any of Agent’s Liens,

(viii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Loan Party from any obligation for the payment of money or consent to the assignment or transfer by any Loan Party of any of its rights or duties under this Agreement or the other Loan Documents,

(ix) amend, modify, or eliminate any of the provisions of Section 2.3(b)(i) or (ii),

(x) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or

(xi) amend, modify, or eliminate the definitions of “Irish Borrowing Base” or “Borrowing Base” or any of the defined terms that are used in such definitions to the extent that any such change results in more credit being made available to Borrowers based upon the US Borrowing Base or the Irish Borrowing Base, as applicable, but not otherwise, or the definitions of “Maximum US Revolver Amount”, “Maximum Irish Revolver Amount” or “Maximum Revolver Amount”.

(b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers and the Required Lenders,

(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers and the Required Lenders,

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers and the Required Lenders, or

(e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.  Notwithstanding anything to the contrary contained in this Section 14.1, this Agreement and each other Loan Document may be amended with the consent of the Agent at the request of the Administrative Loan Party without the need to obtain the consent of any Lender if such amendment or waiver is delivered in order (A) to comply with local law or advice of local counsel, (B) to cure ambiguities or defects or (C) to cause such Loan Document to be consistent with this Agreement and the other Loan Documents.

14.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Administrative Loan Party, on behalf of Borrowers, or Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit).  If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3 No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by any Loan Party of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent.  Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of any Loan Party, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of any Loan Party as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of any Loan Party, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party, the Obligations, the Collateral, the Collections of any Loan Party, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party.

15.4 Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5 Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Loan Party, on behalf of Borrowers, referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that, unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision.  Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Loan Party, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7 Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Loan Party is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of any Loan Party received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by any Loan Party, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so) from and against any and all Indemnified Liabilities; provided, however, that, no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of any Loan Party.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity.  WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding any Loan Party or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include WFCF in its individual capacity.

15.9 Successor Agent.  Agent may resign as Agent upon thirty (30) days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Loan Party (unless such notice is waived by Administrative Loan Party) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Loan Party(such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Loan Party, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Loan Party (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent (including all rights and obligations under Section 15.11(c) hereof) and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.  Agent, the successor Agent, the Lenders and the Loan Parties shall execute all documents and take all other actions necessary or in the opinion of successor Agent desirable in connection with the substitution by successor Agent of Agent as creditor of the Parallel Debts and as holder of the security under the Loan Documents, all in accordance with applicable law.

15.10 Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding any Loan Party or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Loan Party certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which any Loan Party owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to any Loan Party under a lease that has expired or is terminated in a transaction permitted under this Agreement.  Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (A) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (B) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or Administrative Loan Party at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that, (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by such Loan Party including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

(c) Each member of the Lender Group hereby appoints (and Borrowers and Guarantors hereby acknowledge the appointment of) Agent to act as trustee under and in relation to those of the Loan Documents to which Agent is expressed to be a party in such capacity and to hold the benefit of such Loan Documents as trustee for the Lender Group on the terms contained in this Agreement and the other Loan Documents to which Agent is expressed to be a party, and each member of the Lender Group hereby irrevocably authorizes Agent in its capacity as security trustee to exercise such rights, powers and discretions as are specifically delegated to Agent by the terms of this Agreement (including, without limitation, the rights, powers and discretions conferred on the Agent in this Section 15) and the Loan Documents to which Agent is expressed to be a party, together with all such rights, powers and discretions as are reasonably incidental thereto.  The rights, powers and discretions conferred on Agent by this Agreement shall be supplemental to the Trustee Acts of Ireland and in addition to any which may be vested in Agent by this Agreement, the other Loan Documents, general law or otherwise.  The provisions of this subsection (c) shall be governed by, and construed in accordance with, the laws of Ireland.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that, to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information

.
(a) By becoming a party to this Agreement, each Lender:

(i) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting any Loan Party (each, a “Report” and collectively, the “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(ii) expressly agrees and acknowledges that Agent does not (A) make any representation or warranty as to the accuracy of any Report, and (B) shall not be liable for any information contained in any Report,

(iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding any Loan Party and will rely significantly upon such Loan Party’s books and records, as well as on representations of such Loan Party’s personnel,

(iv) agrees to keep all Reports and other material, non-public information regarding any Loan Party and its operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (A) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (B) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(b) In addition to the foregoing: (i) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party to Agent that has not been contemporaneously provided by such Loan Party to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (ii) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Loan Party, the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Loan Party, Agent promptly shall provide a copy of same to such Lender, and (iii) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Loan Party or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18 Parallel Debts and Agent.  Notwithstanding any provision to the contrary herein or in the other Loan Documents, in relation to the Parallel Debts and any security governed by Dutch law (a) Agent shall act for itself and not as agent for any Lender (but always for the benefit of the Lenders in accordance with the provisions of the Loan Documents); and (b) the rights, powers and authorities vested in Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law.

16. WITHHOLDING TAXES.

(a) All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, such Borrower shall comply with the next sentence of this Section 16(a).  If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that, Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Administrative Loan Party will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the applicable Borrowers.

(b) Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(c) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Loan Party (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first (1st) payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not (1) a “bank” as described in Section 881(c)(3)(A) of the IRC, (2) a ten (10%) percent shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (3) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Loan Party (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Loan Party (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first (1st) payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that, nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including, without limitation, its tax returns).  Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Loan Party (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Loan Party (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant.  To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid.  With respect to such percentage amount, such Participant or Assignee shall provide new documentation, pursuant to Section 16(c) or 16(d), if applicable.  Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto; provided, however, that a Participant shall not be entitled to any additional amounts from Loan Parties pursuant to this Section 16 in excess of the amounts to which the Lender granting such participation would have been entitled.

(f) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(h) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Administrative Loan Party, on behalf of Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that, Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

17. GENERAL PROVISIONS.

17.1 Effectiveness.  This Agreement shall be binding and deemed effective when executed by each Loan Party signatory hereto, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Loan Party, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrowers may obtain Bank Products from any Bank Product Provider, although each Borrower is not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6 Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Parallel Debts.

(a) Each Loan Party irrevocably and unconditionally undertakes to pay to the Agent an amount equal to the aggregate of all Principal Obligations due and payable but unpaid (the “Parallel Debts”).

(b) The Parallel Debts constitute obligations and liabilities of each Loan Party which are separate and independent from, and without prejudice to, the Principal Obligations, and the Parallel Debts represent Agent’s own independent right to receive payment of the Parallel Debts from the Loan Parties.

(c) Notwithstanding subsection (a) above, if Agent receives or recovers any amount in respect of the Parallel Debts, the Principal Obligations shall decrease by that amount as if such amount was received or recovered directly in payment of the Principal Obligations.

(d) For purposes of this Section, the term “Principal Obligations” means all present and future payment obligations and liabilities (whether actual and contingent and whether owed jointly or severally) of the Loan Parties to the Lender Group under each or any of the Loan Documents (including, without limitation, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date hereof) excluding the Parallel Debts.

17.8 Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.9 Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Loan Party or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers and the other Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.10 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that non-public information regarding any Loan Party, its operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group in connection with the Loan Documents and/or the transactions contemplated thereby (“Lender Group Representatives”), (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that, any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that, (A) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Loan Party with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Administrative Loan Party pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (B) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by Administrative Loan Party or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that, (A) prior to any disclosure under this clause (v) the disclosing party agrees to provide Administrative Loan Party with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Administrative Loan Party pursuant to the terms of the subpoena or other legal process and (B) any disclosure under this clause (v) shall be limited to the portion of the Confidential Information as may be required by such governmental authority pursuant to such subpoena or other legal process, (vi) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (vii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that, any such assignee, participant, or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, (viii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (viii) with respect to litigation involving any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Administrative Loan Party with prior notice thereof, and (ix) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, (i) Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, including Gold Sheets and other publications, with such information to consist of terms and conditions and other information customarily found in such publications and services and (ii) Agent may otherwise use the corporate names, logos and insignias of the Loan Parties and such information in “tombstones” or other advertisements, public statements or other marketing materials (including on it website).

17.11 Lender Group Expenses.  Each Loan Party agrees to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.12 Survival.  All representations and warranties made by Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

17.13 USA PATRIOT Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

17.14 Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.15 Limitation of Liability of Foreign Loan Parties; Etc.  Notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary, (a) Foreign Loan Parties shall not be liable in respect of any Obligations of US Loan Parties, (b) no security interest granted by any Foreign Loan Party under any of the Loan Documents shall secure any Obligations of US Loan Parties, and (c) all amounts received by Agent or any Lender on account of the Obligations of Foreign Loan Parties shall be applied or credited solely to the Obligations of Foreign Loan Parties.  In addition, notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary, the representations, warranties and covenants of the Loan Parties with respect only to the Collateral consisting of assets and properties of Foreign Loan Parties located outside the United States, shall only be deemed to be made on and after the Irish Availability Date.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:

AVID TECHNOLOGY, INC.

By:	/s/ Ken Sexton
Name:	Ken Sexton
Title:	Chief Financial Officer

AVID TECHNOLOGY INTERNATIONAL B.V.

By:	/s/ Ken Sexton
Name:	Ken Sexton
Title:	Managing Director

GUARANTORS:

PINNACLE SYSTEMS, INC.

By:	/s/ Ken Sexton
Name:	Ken Sexton
Title:	President

AVID GENERAL PARTNER B.V. acting for
itself and in its capacity of general partner
(beherend vennoot) of Avid Technology C.V.

By:	/s/ Ken Sexton
Name:	Ken Sexton
Title:	Managing Director

[Signature Page to Credit Agreement]

AGENT:

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent

By:	/s/ Katherine L. Andersen
Name:	Katherine L. Andersen
Title:	Director

LENDERS:

WELLS FARGO CAPITAL FINANCE, LLC,
as a Lender

By:	/s/ Katherine L. Andersen
Name:	Katherine L. Andersen
Title:	Director

[Signature Page to Credit Agreement]

SCHEDULE 1.1

TO

CREDIT AGREEMENT

Definitions

As used in the Agreement, the following terms shall have the following definitions:

 “Account” means an account (as that term is defined in the Code).

 “Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

 “Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

 “Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests is acquired by any Loan Party in a Permitted Acquisition; provided, however, that, such Indebtedness (a) was in existence prior to the date of such Permitted Acquisition, and (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

 “Acquisition” means (a) the purchase or other acquisition by a Person of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person of all or substantially all of the Equity Interests of any other Person.

 “Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

 “Administrative Loan Party” means Avid Technology, Inc., a Delaware corporation, in its capacity as Administrative Loan Party on behalf of itself, Borrowers and the other Loan Parties pursuant to Section 2.15 hereof, and its successors and assigns in such capacity.

 “Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

 “Affected Lender” has the meaning specified therefor in Section 2.12(b) of the Agreement.

Schedule 1.1-1

 “Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, however, that, for purposes of Section 6.12 of the Agreement:  (a) any Person which owns directly or indirectly ten (10%) percent or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or ten (10%) percent or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

 “Agent” has the meaning specified therefor in the preamble to the Agreement.

 “Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

 “Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

 “Agent’s Liens” means the Liens granted by any Loan Party to Agent under the Loan Documents.

 “Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

 “Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.3(b)(ii) of the Agreement.

 “Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

 “Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

 “Authorized Person” means any one of the individuals of Administrative Loan Party identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Loan Party to Agent.

 “Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).

Schedule 1.1-2

 “Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party by a Bank Product Provider:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

 “Bank Product Agreements” means those agreements entered into from time to time by any Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

 “Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
 “Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Loan Party to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Loan Party.

 “Bank Product Provider” means any Lender or any of its Affiliates; provided, however, that, no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within ten (10) days after the provision of such Bank Product to any Loan Party or its Subsidiaries; provided, further, however, that, if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

  “Bank Product Provider Letter Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-2, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Party and Agent.

 “Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined in good faith it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to any Loan Party in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding that constitute Bank Product Obligations.

Schedule 1.1-3

 “Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

 “Base Rate” means the greatest of (a) the Federal Funds Rate plus one-half of one (0.5%) percent, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of three (3) months and shall be determined on a daily basis), plus one (1) percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

 “Base Rate Loan” means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

 “Base Rate Margin” means 1.75 percentage points.

 “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

 “Board of Directors” means, as to any Loan Party, the board of directors (or comparable managers) of such Loan Party or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

 “Borrowers” means, collectively, US Borrowers and Foreign Borrowers; each sometimes being referred to herein individually as a “Borrower”.

 “Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Borrowing Base” means, at any time, the sum of the US Borrowing Base and the Irish Borrowing Base at such time.

 “Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.
 “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York or the Commonwealth of Massachusetts; except, that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

Schedule 1.1-4

 “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

 “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

 “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

 “Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

 “CFC” means a controlled foreign corporation (as that term is defined in the IRC).

Schedule 1.1-5

 “Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), that does not own at least five (5%) percent of the Equity interests as of the Closing Date, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than thirty-five (35%) percent of the Equity Interests of Administrative Loan Party having the right to vote for the election of members of the Board of Directors, (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), that owns more than five (5%) percent of the Equity interests as of the Closing Date, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty (50%) percent of the Equity Interests of Administrative Loan Party having the right to vote for the election of members of the Board of Directors, (c) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (d) Avid fails to own and control, directly or indirectly, one hundred (100%) percent of the Equity Interests of each other Loan Party.

 “Closing Date” means the date of the making of the initial Advance (or other extension of credit) under the Agreement or the date on which Agent sends Administrative Loan Party a written notice that each of the conditions precedent set forth on Schedule 3.1.A either have been satisfied or have been waived.

 “Code” means the New York Uniform Commercial Code, as in effect from time to time.

 “Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

 “Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgment agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

 “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

 “Commitment” means, at any time, as to each Lender, the principal amount set forth beside such Lender’s name on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as the same may be adjusted from time to time in accordance with the terms of the Agreement; sometimes being collectively referred to herein as “Commitments”.

 “Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Administrative Loan Party to Agent.

 “Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

 “Consolidated Operating Income” means, with respect to such Person or assets (on a consolidated basis), for any specified period, the aggregate of the operating income (loss) of such Person or assets (on a consolidated basis) for such period, determined in accordance with GAAP.

Schedule 1.1-6

 “Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Avid on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Avid and whose initial assumption of office resulted from such contest or the settlement thereof.

 “Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Administrative Loan Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

 “Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.

 “Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

 “Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

 “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

 “Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Administrative Loan Party, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

 “Defaulting Lender Rate” means (a) for the first (1st) three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

 “Deposit Account” means any deposit account (as that term is defined in the Code).

Schedule 1.1-7

 “Designated Accounts” means the Deposit Account of the Loan Parties identified on Schedule D-1.

 “Designated Account Banks” has the meaning specified therefor in Schedule D-1.

 “Dollars” or “$” means United States dollars.

“Dutch Pledge Agreements” means, collectively, (i) the Deed of Pledge by and among Avid Ireland, Avid GP and Agent providing for a right of pledge on the Equity Interests of Avid GP in Avid Ireland, and (ii) the Deed of Pledge by and among Avid Ireland and Agent providing for a right of pledge on the moveable assets of Avid Ireland located in the Netherlands, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

 “EBITDA” means, with respect to a Person or assets, on a consolidated basis and determined in accordance with GAAP, for any specified period, Consolidated Operating Income for such period plus, without duplication:

(a) one-time charges incurred in connection with the transactions contemplated by the acquisition of such Person or assets (on a consolidated basis), to the extent that such transaction costs are factually supportable and reasonably acceptable to Agent, and were deducted in computing such Consolidated Operating Income during the period; plus

(b) depreciation, amortization (including amortization of intangibles and any non-cash charges for impairment of such intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (including stock based compensation expense but excluding any such non-cash expense or charge to the extent that it represents an accrual of or reserve for cash expenses or charges in any future period or amortization of a prepaid cash expense or charge that was paid in a prior period) of such Person or assets (on a consolidated basis) for such period to the extent that such depreciation, amortization and other non-cash expenses or charges are factually supportable and reasonably acceptable to Agent, and were deducted in computing such Consolidated Operating Income; plus

(c) one-time charges incurred in connection with the Company’s restructuring activities, to the extent that such restructuring costs were deducted in computing such Consolidated Operating Income during the period; provided, that, such charges are factually supportable and are reasonably acceptable to the Agent; plus

(d) one-time losses incurred in connection with the Company’s sale of assets, to the extent that such a loss was deducted in computing such Consolidated Operating Income during the period; plus

(e) customary fees and expenses of such Person or assets (on a consolidated basis) payable in connection with an acquisition (including, without limitation, any indebtedness or equity issued to finance such acquisition); provided, that, such fees and expenses are factually supportable and are reasonably acceptable to the Agent; plus

(f) other unusual or extraordinary costs; less

(g) any unusual or extraordinary income or gains.

Schedule 1.1-8

 “Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000; provided, that, such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, and (e) any other Person approved by Agent and Administrative Loan Party.

 “Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, or any of their predecessors in interest.

 “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

 “Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

 “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

 “Equipment” means equipment (as that term is defined in the Code).

 “Equity Interests” means, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s stock or partnership, limited liability company or other equity or ownership interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of stock of (or other equity interests in) such Person, all of the securities convertible into or exchangeable for shares of stock of (or other equity interests in) such Person and all warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other equity interests), but excluding (a) any debt security that is convertible into or exchangeable for any such shares (or such other equity interests and (b) any stock appreciation rights, interests in phantom equity plans or similar rights or interests.

Schedule 1.1-9

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

 “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party and whose employees are aggregated with the employees of any Loan Party under IRC Section 414(o).

 “Euphonix” means Euphonix, Inc., a California corporation, and its successors and assigns.

 “Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

 “Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers aged in excess of historical levels with respect thereto (but excluding any such payables subject to a dispute and in respect of which such Borrower then maintains a reserve on its books in accordance with GAAP) and all book overdrafts of Borrowers in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

 “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

 “Extraordinary Receipts” means any payments received by any Loan Party not in the ordinary course of business (and not consisting of proceeds described in Section 2.3(e)(ii) of the Agreement) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of any Loan Party, or (ii) received by any Loan Party as reimbursement for any payment previously made to such Person), and (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement.

 “Fee Letter” means that certain fee letter, dated as of even date with the Agreement, between Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

 “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

 “Foreign Borrowers” means (a) Avid Technology International, B.V., a Netherlands private limited liability company, acting through its duly established Irish branch, and (b) any other Person that at any time after the date hereof becomes a Foreign Borrower; each sometimes being referred to herein individually as a “Foreign Borrower”.

Schedule 1.1-10

 “Foreign Guarantors” means (a) Avid General Partner, B.V., a Netherlands private liability company acting for itself and in its capacity as general partners of Avid Technology C.V. and (b) any other Person that at any time after the date hereof becomes a Foreign Guarantor, each sometimes being referred to herein individually as a “Foreign Guarantor”.

 “Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

 “Foreign Loan Parties” means Foreign Borrowers and Foreign Guarantors; each sometimes being referred to herein individually as a “Foreign Loan Party”.

 “Funding Date” means the date on which a Borrowing occurs.

 “Funding Losses” has the meaning specified therefor in Section 2.11(b)(ii) of the Agreement.

 “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that, all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

 “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

 “Governmental Authority” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

 “Guarantors” means, collectively, Foreign Guarantors and US Guarantors; each sometimes being referred to as a “Guarantor”.

 “Guarantees” means, collectively, the following (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced): (a) that certain Guarantee, dated of even date herewith, by Pinnacle in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, with respect to the Obligations of Avid, and (b) that certain Guarantee, dated of even date herewith, by Avid and Avid GP in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, with respect to the Obligations of Avid Ireland; each sometimes being referred to herein individually as a “Guarantee”.

 “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

Schedule 1.1-11

 “Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

 “Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

 “Hedge Provider” means any Lender or any of its Affiliates; provided, however, that, no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Hedge Agreement within ten (10) days after the execution and delivery of such Hedge Agreement with any Loan Party or its Subsidiaries; provided, however, that, if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

 “Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

 “Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

Schedule 1.1-12

 “Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

 “Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

 “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal or foreign bankruptcy or insolvency law in the United States or any foreign jurisdiction, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

 “Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated of even date herewith, executed and delivered by each Loan Party and Agent, the form and substance of which is reasonably satisfactory to Agent.

 “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending three (3) months thereafter; provided, however, that, (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first (1st) day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is three (3) months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

 “Inventory” means inventory (as that term is defined in the Code).

 “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

 “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

Schedule 1.1-13

 “Irish Availability Date” has the meaning specified therefor in Section 3.1 of the Agreement.

 “Irish Borrowing Base” means, as of any date of determination, the result of:

(a) the lesser of

(i) the Maximum Irish Revolver Amount, and

(ii) the amount equal to (A) twenty-five (25%) percent of the value (calculated at the lower of cost or market on a basis consistent with Avid Ireland’s historical accounting practices) of Avid Ireland’s Inventory, plus (B) sixty (60%) percent of the value (calculated at the lower of cost or market on a basis consistent with Avid Ireland’s historical accounting practices of Avid Ireland’s Accounts, in each case as determined by Agent in accordance with the applicable Borrowing Base Certificate, minus

(b) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement in respect of Advances to be made to Avid Ireland.

 “Irish Borrowing Base Excess Amount” has the meaning set forth in Section 2.3(e).

 “Irish Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit issued on behalf of Avid Ireland.

 “Irish Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances to Avid Ireland, plus (b) the amount of the Irish Letter of Credit Usage.

 “Issuing Lender” means WFCF or any other Lender that, at the request of Administrative Loan Party and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.10 of the Agreement and the Issuing Lender shall be a Lender.

 “Lender” has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

 “Lender Group” means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.

Schedule 1.1-14

 “Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by each Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with any Loan Party or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code searches and similar searches in foreign jurisdictions and including searches with the United States Patent and Trademark Office, the United States Copyright Office, or any applicable department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Loan Party, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral; provided, that, solely with respect to clause (h) above, such attorneys fees shall be limited to one counsel (along with additional local and special counsel as needed) for the Lender Group as a whole.

 “Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

 “Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

 “Letter of Credit” means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.

Schedule 1.1-15

 “Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Lenders in an amount equal to one hundred five (105%) percent of the then existing Letter of Credit Usage in respect of Dollar denominated Letters of Credit and one hundred fifteen (115%) percent of the then existing Letter of Credit Usage in respect of foreign currency denominated Letters of Credit,    (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to one hundred five (105%) percent of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
 “Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.

 “Letter of Credit Usage” means, as of any date of determination, the sum of the US Letter of Credit Usage and the Irish Letter of Credit Usage.

 “LIBOR Deadline” has the meaning specified therefor in Section 2.11(b)(i) of the Agreement.

 “LIBOR Notice” means a written notice in the form of Exhibit L-1.

 “LIBOR Option” has the meaning specified therefor in Section 2.11(a) of the Agreement.

 “LIBOR Rate” means the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two (2) Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Loan Party, on behalf of Borrowers, in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

 “LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

 “LIBOR Rate Margin” means 2.75 percentage points.

 “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, attachment, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

Schedule 1.1-16

 “Loan Account” has the meaning specified therefor in Section 2.8 of the Agreement.

 “Loan Documents” means the Agreement, the Security Agreement, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Fee Letter, the Guarantees, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the US Pledge Agreement, the Dutch Pledge Agreements, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by Borrowers in connection with the Agreement, and any other agreement entered into, now or in the future, by any Loan Party and any member of the Lender Group in connection with the Agreement.

 “Loan Party” means any Borrower or any Guarantor; sometimes collectively referred to as “Loan Parties”.

 “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

 “Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Loan Parties, taken as a whole, (b) a material impairment of Loan Parties’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Loan Parties.

 “Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person is a party involving aggregate consideration that is currently payable to such Person of $1,000,000 or more (other than contracts that by their terms may be terminated by such Person in the ordinary course of its business upon no more than ninety (90) days notice without penalty or premium), (b) each contract or agreement to which such Person is a party involving annual aggregate consideration that is payable after the Closing Date by such Person of $2,500,000 or more (other than purchase orders in the ordinary course of the business of such Person and other than contracts that by their terms may be terminated by such Person in the ordinary course of its business upon no more than sixty (60) days notice without penalty or premium), and (c) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

 “Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

 “Maximum Irish Revolver Amount” means (a) prior to the Irish Availability Date, zero and (b) from and after the Irish Availability Date, $20,000,000, as such amount may be reduced pursuant to Section 2.3(c).

Schedule 1.1-17

 “Maximum Irish Revolver Amount Excess” has the meaning set forth in Section 2.3(e).

 “Maximum Revolver Amount” means the sum of the Maximum US Revolver Amount and the Maximum Irish Revolver Amount.

 “Maximum US Revolver Amount” means $40,000,000, as such amount may be reduced pursuant to Section 2.3(c).

 “Maximum US Revolver Amount Excess” has the meaning set forth in Section 2.3(e).

 “Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

 “Mortgages” means, individually and collectively, one or more mortgages, charges, deeds of trust, or deeds to secure debt, executed and delivered by any Loan Party in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

 “Net Cash Proceeds” means:

(a) with respect to any sale or disposition by any Loan Party of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Loan Party, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by any Loan Party in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by such Loan Party in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party, and are properly attributable to such transaction; and

(b) with respect to the issuance or incurrence of any Indebtedness by any Loan Party, or the issuance by any Loan Party of any shares of its Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Loan Party in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party, and are properly attributable to such transaction.

Schedule 1.1-18

 “Obligations” means (a) all loans (including the Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

 “OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

 “Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

 “Overadvance” has the meaning specified therefor in Section 2.4 of the Agreement.

 “Parallel Debts” has the meaning specified therefor in Section 17.7 of the Agreement.

 “Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

 “Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

 “Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

 “Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

 “Payoff Date” means the first (1st) date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

Schedule 1.1-19

 “Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party as a result of such Acquisition, other than Indebtedness permitted under clauses (f) or (g) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party as a result or such Acquisition other than Permitted Liens,

(c) Administrative Loan Party has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be determined on a basis reasonably acceptable to Agent) created by adding the historical combined financial statements of Loan Parties (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Loan Parties are projected to be in compliance with the financial covenants in Section 7 for the four (4) fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,

(d) The applicable Loan Party has provided Agent with a due diligence package consisting of forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, in the form prepared by applicable Loan Party for its internal use in evaluating the proposed Acquisition, and all prepared on a basis consistent with the applicable Loan Party’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarter by quarter basis, in a form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e) Borrowers shall have aggregate Excess Availability in an amount equal to or greater than $20,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

(f) the assets being acquired or the Person whose Equity Interests is being acquired did not have EBITDA, after giving effect to pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, determined as if the combination had been accomplished at the beginning of the relevant period, in an amount which shows a loss of more than $1,000,000 during the twelve (12) consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g) Administrative Loan Party has provided Agent with written notice of the proposed Acquisition at least fifteen (15) Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, drafts of the proposed acquisition agreement and other material agreements relative to the proposed Acquisition, which draft agreements must be reasonably acceptable to Agent and provided that the final forms of the acquisition agreement and other material agreements shall be substantially similar in all material respects to such drafts provided to the Agent and that true, complete and current copies thereof shall be provided to Agent prior to the execution and delivery thereof by the parties thereto,

Schedule 1.1-20

(h) the assets being acquired (other than a de minimis amount of assets in relation to Loan Parties’ total assets), or the Person whose Equity Interests is being acquired, are useful in or engaged in, as applicable, the business of Loan Parties or a business reasonably related thereto,

(i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, Canada, the Netherlands, Ireland, the United Kingdom or Germany (collectively, the “Favored Jurisdictions”), the Person whose Equity Interests is being acquired is organized under the laws of a Favored Jurisdiction or a political subdivision thereof; except, that, the assets being acquired may be located outside a Favored Jurisdiction so long, as in each case, Agent shall have determined in good faith that it may, on and as of the date of such acquisition, obtain a perfected, first-priority security interest in all of such assets or Equity Interests (subject to Permitted Liens) and that Agent may, for itself and the benefit of the Lender Group, effectively exercise the customary rights and remedies of a secured party under the Uniform Commercial Code or other applicable governing law as may be necessary or appropriate in such other jurisdictions to realize upon such assets or Equity Interests as collateral security,

(j) the subject assets or Equity Interests, as applicable, are being acquired directly by a Loan Party and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, the applicable Loan Party shall have demonstrated to Agent that the new Loan Party has received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Party, and

(k) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including reasonably projected (in the determination of Agent in its Permitted Discretion) deferred payment obligations) shall not exceed $30,000,000 in the aggregate (the “Aggregate Purchase Price Maximum”); provided, however, that, the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $25,000,000 in the aggregate;

 “Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

 “Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, obsolete or not used or useful in the ordinary course of business,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

Schedule 1.1-21

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of any Loan Party in the ordinary course of business,

(j) the sale or issuance of Equity Interests (other than Prohibited Preferred Equity Interests) of a Loan Party,

(k) the lapse of registered patents, trademarks and other intellectual property of a Loan Party to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders,

(l) the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to the Agreement,

(m) the making of a Permitted Investment,

(n) dispositions of assets acquired by a Loan Party pursuant to a Permitted Acquisition consummated within twelve (12) months of the date of the proposed Disposition (the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) the assets to be so disposed are not necessary in connection with the business of Loan Parties, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition,

(o) dispositions of assets (other than Accounts, licenses, Equity Interests of Subsidiaries of a Loan Party, or Material Contracts) not otherwise permitted in clauses (a) through (n) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date (including the proposed disposition) would not exceed $1,000,000,

(p) the termination of contracts, licenses, leases or subleases in the ordinary course of business to the extent that they are not economically desirable in the conduct of the Loan Parties’ business (taken as a whole) and so long as the termination thereof is not materially adverse to the interests of the Lenders, and

(q) sales, transfers, assignments or other dispositions (including, without limitation, by exclusive license) of the intellectual property described on Schedule P-2 attached hereto, which intellectual property Borrowers and Guarantors represent and warrant is, as of the date of any such sales, transfers, assignments or other dispositions, either not used or useful in the business of Borrowers or is duplicative of similar, alternative intellectual property owned by Borrowers.

Schedule 1.1-22

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) unsecured Indebtedness of any Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is twelve (12) months after the Maturity Date, (iv) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent, and (v) the only interest that accrues with respect to such Indebtedness is payable in kind,

(g) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(h) the incurrence by any Loan Party of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with any Loan Party’s operations and not for speculative purposes,

(i) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,

Schedule 1.1-23

(j) unsecured Indebtedness of any Loan Party owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by any Loan Party of the Equity Interests of any Loan Party that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $500,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(k) unsecured Indebtedness owing to sellers of assets or Equity Interests to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $1,000,000 at any one time outstanding, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,

(l) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(m) Indebtedness consisting of reimbursement obligations with respect to the letters of credit and/or bank guarantees (i) for the account of a Borrower outstanding on the date hereof and identified as to issuer, amount, beneficiary and expiration date on Schedule P-1 hereto; provided, that, the term of each of such letters of credit and/or bank guarantees shall not be extended or renewed, nor shall the amount thereof, as reduced in accordance with the terms thereof, be increased at any time and (ii) issued in respect of a real or personal property lease after the date hereof in any case in which Agent or Issuing Lender has not agreed to issue or cause to be issued a letter of credit or bank guarantee as requested by a Borrower hereunder, together with extensions, replacements or modifications thereof, secured only by cash collateral in an aggregate outstanding amount not to exceed (A) in the case of US Borrowers, the sum of (1) the sum of all such letters of credit issued on behalf of US Borrowers and (2) the aggregate amount of Letters of Credit available to US Borrowers hereunder at such time and (B) in the case of Foreign Borrowers, (1) the sum of all such letters of credit issued for the account of Foreign Borrowers and (2) the aggregate amount of Letters of Credit available to Foreign Borrowers hereunder at such time,

(n) Indebtedness consisting of Permitted Intercompany Advances,

(o) Indebtedness consisting of Permitted Investments, and

(p) Indebtedness consisting of the financing of insurance premiums to the extent non-recourse (other than to the insurance premiums).

Schedule 1.1-24

 “Permitted Intercompany Advances” means loans made by (a) a US Borrower to another US Borrower or Avid Ireland to a US Borrower, (b) a non-Loan Party to another non-Loan Party, (c) a non-Loan Party to a Loan Party, so long as the loans made to such Loan Party are subject to the Intercompany Subordination Agreement, (d) a US Loan Party to a non-Loan Party, so long as (i) the amount of such loans does not exceed $1,000,000 outstanding at any one time, (ii) no Event of Default has occurred and is continuing or would result therefrom, and (iii) immediately prior to and after giving effect to each such loan, US Borrowers have Excess Availability of not less than $5,000,000, or (e) a Foreign Loan Party to a non-Loan Party, so long as (i) the amount of such loans does not exceed  $1,000,000 outstanding at any one time, (ii) no Event of Default has occurred and is continuing or would result therefrom, and (iii) immediately prior to and after giving effect to each such loan, Foreign Borrowers have aggregate Excess Availability of not less than $2,500,000, (f) any Loan Party or Subsidiary of a Loan Party to another Loan Party and/or a Subsidiary of a Loan Party which is made with proceeds of an equity issuance by Avid pursuant to and in accordance with the terms hereof for purposes of such acquisition, or (g) made by the Loan Parties or Subsidiaries of Loan Parties which are listed on Schedule P-3 attached hereto which are evidenced by intercompany promissory notes being pledged to Agent as Collateral as of the date hereof.

 “Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party effected in the ordinary course of business or owing to any Loan Party as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party,

(e) Investments owned by any Loan Party on the Closing Date and set forth on Schedule P-4,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances (including, without duplication, and subject to the aggregate limits and conditions applicable to Permitted Intercompany Advances, the contribution of such amounts as equity contributions instead of as loans),

(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

Schedule 1.1-25

(j) non-cash loans to employees, officers, and directors of any Loan Party for the purpose of purchasing Equity Interests in any Loan Party so long as the proceeds of such loans are used in their entirety to purchase such stock in a Loan Party,

(k) Permitted Acquisitions,

(l) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(m) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(n) Hedge Agreements permitted hereunder to the extent constituting Investments,

(o) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 during the term hereof, and

(p) Investments in the form of loans or capital contributions to one or more Subsidiaries of an amount equal to the portion of the proceeds of any equity issuance by Avid being used contemporaneously to pay, in whole or in part, the consideration for a Permitted Acquisition hereunder.

 “Permitted Liens” means:

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-5; provided, however, that, to qualify as a Permitted Lien, any such Lien described on Schedule P-5 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

Schedule 1.1-26

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure any Loan Party’s obligations in connection with worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited to secure any Loan Party’s obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure any Loan Party’s reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and exclusive licenses to effect a Permitted Disposition under clause (q) of the definition thereof,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

Schedule 1.1-27

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r) Liens in cash collateral provided by Borrowers to secure letters of credit permitted under clause (m) of the definition of Permitted Indebtedness,

(s) Liens securing insurance premium financing permitted pursuant to clause (p) of the definition of Permitted Indebtedness, and

(t) Liens assumed by any Loan Party in connection with a Permitted Acquisition that secure Acquired Indebtedness.

 “Permitted Preferred Equity Interests” means and refers to any Preferred Equity Interests issued by any Loan Party (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Equity Interests.

 “Permitted Protest” means the right of any Loan Party to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that, (a) a reserve with respect to such obligation is established on such Loan Party’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

 “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $2,500,000.

 “Person” means natural persons, corporations, companies, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

 “Pledge Agreement” means a pledge and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by any Loan Party to Agent.

 “Preferred Equity Interests” means, as applied to the Equity Interests of any Person, the Equity Interests of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

 “Principal Obligations” has the meaning specified therefor in Section 17.7 of the Agreement.

Schedule 1.1-28

 “Priority Payables” shall mean, as to any Borrower or Guarantor at any time, (a) the full amount of the liabilities of such Borrower or Guarantor at such time which (i) have a trust imposed to provide for payment or a security interest, pledge, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations under Federal, Provincial, State, county, district, municipal, or local law in Ireland or the Netherlands or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, VAT and other amounts payable to an insolvency administrator or official, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations in each case to the extent such trust, or security interest, lien or charge has been or may be imposed and (b) the amount equal to the percentage applicable to Inventory in the calculation of the Irish Borrowing Base multiplied by the aggregate value of the Inventory of Avid Ireland which Agent, in good faith, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens or charges securing the Obligations.

 “Prohibited Preferred Equity Interests” means any Preferred Equity Interests that by their terms are mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Equity Interests of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than one (1) year after the Maturity Date, or, on or before the date that is less than one (1) year after the Maturity Date, are redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Equity Interests of the same class and series or of shares of common stock).

 “Projections” means Loan Parties’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Loan Parties’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

 “Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Commitment, by (B) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances by (B) the outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Commitment, by (B) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances by (B) the outstanding principal amount of all Advances; provided, however, that, if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero,

Schedule 1.1-29

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Commitment, by (B) the aggregate amount of Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s, by (B) the outstanding principal amount of all; provided, however, that, if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero.

 “Protective Advances” has the meaning specified therefor in Section 2.2(d)(i) of the Agreement.

 “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within twenty (20) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

 “Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of any Borrower that is in a Deposit Account or a Securities Account, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States (in the case of any Deposit Account or Securities Account of each Borrower that is a US Loan Party), or the United States, Canada or any other Favored Jurisdiction (or any other jurisdiction approved by Agent in writing), in the case of each Deposit Account or Securities Account of a Foreign Borrower.

 “Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements thereto.

 “Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by any Loan Party.

 “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

 “Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

Schedule 1.1-30

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

 “Register” has the meaning set forth in Section 13.1(h) of the Agreement.

 “Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

 “Reimbursement Undertaking” has the meaning specified therefor in Section 2.10(a) of the Agreement.

 “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

 “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

 “Replacement Lender” has the meaning specified therefor in Section 2.12(b) of the Agreement.

 “Report” has the meaning specified therefor in Section 15.16 of the Agreement.

 “Required Availability” means that (a) Excess Availability plus Qualified Cash of US Borrowers is equal to or exceeds $10,000,000; provided, that, no more than $5,000,000 of Qualified Cash may be used for purposes of this clause (a), and (b) Excess Availability of Avid Ireland plus Qualified Cash is equal to or exceeds $5,000,000; provided, that, no more than $2,500,000 of Qualified Cash may be used for purposes of this clause (b).

 “Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) exceed fifty (50%) percent; provided, however, that, at any time there are two (2) or more Lenders, “Required Lenders” must include at least two (2) Lenders.  For purposes of this definition, Required Lenders shall be determined without regard to Defaulting Lenders.

Schedule 1.1-31

 “Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Equity Interests issued by any Loan Party (including any payment in connection with any merger or consolidation involving any Loan Party) or to the direct or indirect holders of Equity Interests issued by any Loan Party in its capacity as such (other than dividends or distributions payable in Equity Interests (other than Prohibited Preferred Equity Interests) issued by any Loan Party, or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving any Loan Party) any Equity Interests issued by any Loan Party.

 “Revolver Usage” means, as of any date of determination, the sum of US Revolver Usage and Irish Revolver Usage.

 “Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

 “Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

 “S&P” has the meaning specified therefor in the definition of Cash Equivalents.

 “SEC” means the United States Securities and Exchange Commission and any successor thereto.

 “Securities Account” means a securities account (as that term is defined in the Code).

 “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

 “Security Agreement” means a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by any Loan Party to Agent.

 “Settlement” has the meaning specified therefor in Section 2.2(e)(i) of the Agreement.

 “Settlement Date” has the meaning specified therefor in Section 2.2(e)(i) of the Agreement.

 “Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

 “Subject Permitted Acquisition” has the meaning specified therefor in the definition of Permitted Dispositions.

 “Subsidiary” of a Person means a corporation, partnership, company, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

 “Swing Lender” means WFCF or any other Lender that, at the request of Administrative Loan Party and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.2(b) of the Agreement.

Schedule 1.1-32

 “Swing Loan” has the meaning specified therefor in Section 2.2(b) of the Agreement.

 “Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that, Taxes shall exclude (a) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (b) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Sections 16(c) or (d) of the Agreement, and (c) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office); except, that, Taxes shall include (i) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (ii) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

 “Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

 “Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

 “Underlying Issuer” means Wells Fargo or one of its Affiliates.

 “Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.

 “United States” means the United States of America.

 “US Availability Date” has the meaning specified therefor in Section 3.1 of the Agreement.

 “US Borrowers” means, collectively, the following (together with their respective successors and assigns): (a) Avid Technology, Inc., a Delaware corporation, and (b) any other Person that at any time after the date hereof becomes a US Borrower; each sometimes being referred to herein individually as a “US Borrower”.

Schedule 1.1-33

 “US Borrowing Base” means, as of any date of determination, the result of:

(a) the lesser of

(i) the Maximum US Revolver Amount, and

(ii) the amount equal to (A) twenty-five (25%) percent of the value (calculated at the lower of cost or market on a basis consistent with US Borrowers’ historical accounting practices) of US Borrowers’ Inventory, plus (B) sixty (60%) percent of the value (calculated at the lower of cost or market on a basis consistent with US Borrowers’ historical accounting practices of US Borrowers’ Accounts, in each case as determined by Agent in accordance with the applicable Borrowing Base Certificate, minus

(b) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement in respect of Advances to be made to US Borrowers.

 “US Borrowing Base Excess Amount” has the meaning set forth in Section 2.3(e).

 “US Guarantors” means (a) Pinnacle Systems, Inc., a California corporation and (b) any other Person that any time after the date hereof becomes a US Guarantor; each sometimes being referred to herein individually as a “US Guarantor”.

 “US Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit issued on behalf of US Borrowers.

 “US Loan Party” means US Borrowers and US Guarantors; sometimes collectively referred to as “US Loan Parties”.

“US Pledge Agreement” means the Pledge and Security Agreement, dated of even date herewith, by Avid in favor of Agent providing for a right of pledge on the Equity Interests of Avid in Euphonix and Pinnacle, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

 “US Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances to US Borrowers, plus (b) the amount of the US Letter of Credit Usage.

 “Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

 “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

 “WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

Schedule 1.1-34